UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Humana Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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500 West Main Street

Louisville, Kentucky 40202

March 10, 2014

Dear Fellow Stockholders:

We would like to invite you to attend the Annual Meeting of Stockholders of Humana Inc., to be held on Tuesday, April 29, 2014, at 9:30 a.m., Eastern Time, at the Grand Hyatt Tampa Bay, located at 2900 Bayport Drive, Tampa, Florida 33607. The meeting will also be webcast via the Internet at the Investor Relations section of the Company’s website, www.humana.com. This proxy statement contains information about our Company and the four proposals to be voted upon by stockholders at the meeting. Please give this information your careful attention.

This year, we will once again be taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the Internet. These materials will be available on the Internet on or about March 10, 2014. We continue to believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

We hope you can attend the meeting. However, even if you are unable to join us, we urge you to still exercise your right as a stockholder and vote by telephone, mail or using the Internet. The vote of every stockholder is important.

This proxy statement is being mailed or transmitted on or about March 10, 2014 to our stockholders of record as of February 28, 2014.

Sincerely,

Kurt J. Hilzinger Chairman of the Board and Stockholder

Bruce D. Broussard Director, President and Chief Executive Officer and Stockholder

Notice of 2014 Annual Meeting of Stockholders

Time and Date:	9:30 a.m., Eastern Time, on Tuesday, April 29, 2014

Location:	Grand Hyatt Tampa Bay 2900 Bayport Drive Tampa, Florida 33607

Agenda:

1.        Elect the ten (10) director nominees named in the proxy statement.

2.        Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014.

3.        Non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers.

4.        Consider and vote upon the stockholder proposal set forth in this proxy statement, if presented.

5.        Consider any other business properly brought before the meeting.

Record Date:	February 28, 2014. Humana stockholders of record at the close of business on that date will be entitled to vote.

Proxy Voting:

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•    BY INTERNET

•    BY TELEPHONE

•    BY RETURNING YOUR PROXY CARD (if you elected to receive printed materials)

See instructions on your proxy card or at the voting site (www.ProxyVote.com).

By Order of the Board of Directors,

Joan O. Lenahan

Vice President and Corporate Secretary

March 10, 2014

FREQUENTLY ASKED QUESTIONS

Why am I receiving this Proxy Statement?

You are receiving a proxy statement because you owned shares of Humana common stock as of Friday, February 28, 2014, the Record Date, and that entitles you to vote at the Annual Meeting. Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies on behalf of the Company for use at our 2014 Annual Meeting of Stockholders. Your proxy will authorize specified people (proxies) to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote, whether or not you attend the meeting.

This proxy statement describes the matters on which the Company would like you to vote, provides information on those matters, and provides information about the Company that we must disclose when we solicit your proxy.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. We believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders and beneficial owners as of the Record Date. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by calling Broadridge Financial Solutions, Inc., or Broadridge, at 1-800-579-1639.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

—	View our proxy materials for the Annual Meeting on the Internet; and

—	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

When and where is the Annual Meeting?

The Annual Meeting will be held on Tuesday, April 29, 2014 at 9:30 a.m., Eastern Time, at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida 33607.

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Who is entitled to vote?

Anyone who owns Humana Inc. common stock, which we refer to as Shares, as of the close of business on February 28, 2014, which we refer to as the Record Date, is entitled to vote at the Annual Meeting or at any later meeting should the scheduled Annual Meeting be adjourned or postponed for any reason.

How many Shares are eligible to vote?

As of the Record Date, February 28, 2014, 154,722,888 Shares were outstanding and entitled to vote. Each Share is entitled to one vote on each of the matters to be considered at the Annual Meeting.

What will I be voting on?

—	Election of the ten (10) director nominees named in this proxy statement to serve on the Board of Directors of the Company;

—	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014;

—	A non-binding, advisory vote to approve the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement; and

—	A stockholder proposal as set forth in this proxy statement, if presented.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

How does the Board recommend I vote on each proposal?

The Board recommends that you vote your Shares as follows:

—	FOR the election of each of the ten (10) director nominees named in this proxy statement;

—	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014;

—	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement; and

—	AGAINST the stockholder proposal as set forth in this proxy statement, if presented.

All Shares that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

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How will my Shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your Shares to be voted, our representatives will vote your Shares as follows:

—	FOR the election of each of the ten (10) director nominees named in this proxy statement;

—	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014;

—	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement; and

—	AGAINST the stockholder proposal as set forth in this proxy statement, if presented.

What if my Shares are not registered in my name?

If you own your Shares in “street name,” meaning that your bank, broker or other nominee is actually the record owner, you should receive the Notice from your bank, broker or other nominee. In addition, stockholders may request, by calling Broadridge at 1-800-579-1639, to receive proxy materials in printed form, by mail or electronically by e-mail on an ongoing basis. When you own your Shares in street name, you are deemed a beneficial owner or holder for voting purposes.

If you hold Shares through an account with a bank, broker or other nominee and you do not provide voting instructions on your instructions form, your Shares may not be voted by the nominee with respect to certain proposals, including:

—	the election of directors;

—	the approval of the compensation of the Company’s Named Executive Officers; or

—	the stockholder proposal as set forth in this proxy statement, if presented.

Banks, brokers and other nominees have the authority under the regulations of the New York Stock Exchange, or the NYSE, to vote shares for which their customers do not provide voting instructions only on certain “routine” matters, including the ratification of the appointment of the Company’s independent registered public accounting firm. However, the proposals listed above are not considered “routine” matters, and therefore your Shares will not be voted with respect to such proposals if you do not provide voting instructions on your instruction form.

What is a “broker non-vote”?

A broker “non-vote” occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other items and submits votes for those matters. As discussed above, if you hold Shares through a bank, broker or other nominee and do not provide voting instructions to your bank, broker or other nominee, your Shares may not be voted with respect to certain proposals, such as the proposals listed above.

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How many votes are required to approve each proposal and what are the effects of abstentions, broker non-votes and unmarked proxy cards?

Proposal	Vote Required for Approval	Effect of Abstentions	Uninstructed Shares/Broker Non-Votes	Unmarked/Signed Proxy Cards
Election of directors	The number of votes cast for a nominee exceeds the number of votes cast against that nominee. (1)	No effect	Not voted (2)	Voted “For”
Ratification of the appointment of the independent auditor	Majority of shares present and entitled to vote	Counted as “Against”	Discretionary vote/Not Voted	Voted “For”
Approval of executive compensation	Majority of shares present and entitled to vote	Counted as “Against”	Not voted (2)	Voted “For”
Stockholder proposal as set forth in this proxy statement, if presented	Majority of shares present and entitled to vote	Counted as “Against”	Not voted (2)	Voted “Against”

(1)	Under the Company’s Majority Vote Policy adopted in January 2007, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors conditioned upon (1) the director not achieving the requisite stockholder vote at any future meeting at which he or she faces re-election, and (2) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days after a director fails to achieve the requisite stockholder votes to determine whether or not to accept the director’s resignation and to report this information to our stockholders.
(2)	Pursuant to current NYSE regulations, brokers do not have discretionary voting power.

What is a “quorum”?

A “quorum” is a majority of the outstanding Shares. Shares may be voted at the Annual Meeting by a signed proxy card, by telephone instruction, or electronically on the Internet. There must be a quorum for the Annual Meeting to be held. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

How do I vote?

There are four ways that you can vote your Shares. Voting by any of these methods will supersede any prior vote you made regardless of how that vote was made. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1)	By Internet. The website for voting is http: //www.ProxyVote.com. In order to vote on the Internet, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Monday, April 28, 2014. Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

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2)	By telephone. If you are a registered holder in the United States or Canada, you should call 1-800-690-6903. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Monday, April 28, 2014. In order to vote by telephone, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3)	By mail. Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before 12:00 p.m. Eastern Time on Friday, April 25, 2014. If you are returning your proxy card to Broadridge, they must receive it before 10:00 a.m. Eastern Time on Monday, April 28, 2014, the day before the Annual Meeting.

4)	In person. Attend the Annual Meeting. Mark your voting instructions and deliver to the Inspectors of Election. However, you can vote by methods 1, 2 or 3 above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your Shares are held through a bank, broker or other nominee, you will need to bring proof of ownership to the Annual Meeting in order to vote.

How do I vote the share equivalent units held in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan?

If you have an interest in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan on the Record Date, you may vote. Under the Humana Retirement Savings Plan and the Humana Puerto Rico Retirement Savings Plan, your voting rights are based on your interest, or the amount of money you and the Company have invested in your Humana Common Stock Fund.

You may exercise these voting rights in almost the same way that stockholders may vote their Shares, but you have an earlier deadline, and you should provide your voting instructions to Broadridge. Broadridge will aggregate the votes of all participants and provide voting information to the Trustee for the applicable plan. If your voting instructions are received by 11:59 p.m. Eastern Time on Tuesday, April 22, 2014, the Trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them late), the Trustee will vote your interest in the Humana Common Stock Fund in the same proportion as the Shares attributed to the Humana Retirement Savings Plan, or the Humana Puerto Rico Retirement Savings Plan, as applicable, are actually voted by the other participants in the applicable plan.

You must provide your instructions to Broadridge by using the Internet, registered holder telephone number (1-800-690-6903) or mail methods described above. Please note that you cannot vote in person at the Annual Meeting. Your voting instructions will be kept confidential under the terms of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan, as applicable.

Who will count the votes?

Broadridge will tabulate the votes cast by proxy, whether by proxy card, Internet or telephone. Additionally, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

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How do I revoke my proxy?

You have the right to revoke your proxy at any time before the meeting.

Your method of doing so will depend upon how you originally voted (a later vote will supersede any prior vote you made regardless of how that vote was made):

1)	By Internet — simply log in and resubmit your vote — Broadridge will only count the last instructions;

2)	By Telephone — simply sign in and resubmit your vote — Broadridge will only count the last instructions;

3)	By Mail — you must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or by fax at 1-515-254-7733, submit another properly signed proxy with a more recent date, or vote in person at the Annual Meeting. For written and fax notices, you must include the control number that is printed on the upper portion of the proxy card.

What is the due date for stockholder proposals, including stockholder nominees for director, for inclusion in the Company’s proxy materials for the 2015 Annual Meeting?

Stockholder proposals, including stockholder nominees for director, as permitted by SEC regulations for inclusion in our proxy materials relating to the 2015 Annual Meeting of Stockholders must be submitted to the Corporate Secretary in writing no later than November 10, 2014. Proposals should be submitted to Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

May a stockholder present a proposal not included in our Proxy Statement at the April 29, 2014 Annual Meeting?

A stockholder can present a proposal at the Annual Meeting (a so-called “floor resolution”) only if certain notice requirements are met. The SEC does not directly regulate meeting conduct. State law imposes only limited requirements, so meetings are governed by procedures set forth in our Bylaws. Humana’s Bylaws require that a stockholder provide written notice of intent to bring a proposal no less than 60 days or more than 90 days prior to the scheduled date of the Annual Meeting of stockholders. If less than 70 days’ notice of the Annual Meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the Annual Meeting. A proposal must also meet other requirements as to form and content set forth in our Bylaws. Stockholder proposals should be sent to Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202. A copy of our Bylaws is available on our website. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance,” and then click on the link entitled, “Bylaws.”

How will Humana solicit votes and who pays for the solicitation?

We have engaged D. F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes for approximately $12,000 plus expenses. We have also engaged Broadridge to assist in the distribution of proxy

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materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $175,000 plus expenses. We will reimburse banks, brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to our stockholders.

How can I obtain additional information about the Company?

Included with this proxy statement (either in printed form or on the Internet) is a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, which also contains the information required in our Annual Report to Stockholders. Our Annual Report on Form 10-K and all our other filings with the SEC also may be accessed via the Investor Relations section on our website at www.humana.com. We encourage you to visit our website. From the www.humana.com website, click on “Investor Relations,” and then click on the report you wish to review under the “SEC Filings & Financial Reports” subcategory.

Where can I find voting results for this Annual Meeting?

The voting results will be published in a current report on Form 8-K which will be filed with the SEC no later than four business days after the Annual Meeting. The Form 8-K will also be available on our website at www.humana.com.

What is “householding”?

“Householding” occurs when a single copy of our Annual Report, proxy statement or Notice is sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for Shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, proxy statement or Notice in the future, please contact the bank, broker or other nominee through which you hold your Shares.

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CORPORATE GOVERNANCE

Humana is committed to having sound corporate governance principles and operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. Sound corporate governance is essential to running our business effectively and to maintaining our reputation of integrity in the marketplace. At the heart of these efforts lie our company values, the guiding forces behind all our actions — Inspire Health, Cultivate Uniqueness, Rethink Routine, Pioneer Simplicity, and Thrive Together. Our Board of Directors has adopted Corporate Governance Guidelines, which we refer to as the Guidelines, intended to comply with the requirements of Section 303A.09 of the NYSE Listed Company Manual. The Guidelines may be viewed on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then click on the link entitled “Corporate Governance Guidelines.”

Role of the Board and Board Leadership

Role of the Board

The business of the Company is managed under the direction of the Board, which is elected annually by the Company’s stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of Humana and its stockholders, engaging in active and independent oversight of the management of the Company’s business affairs and assets. In order to fulfill its responsibilities to the Company’s stockholders, the Board, both directly and through its committees, regularly engages with management, ensures management accountability and reviews the most critical issues that face the Company, such as approval of the Company’s strategy and mission, execution of the Company’s financial and strategic goals, oversight of risk management, succession planning, and determination of executive compensation.

Board Oversight of Risk

While management is responsible for designing and implementing the Company’s risk management process, controls and oversight, the Board, both as a whole and through its committees, has overall responsibility for oversight of the Company’s risk management. The Board implements this risk oversight function both as a whole and through various committees. The full Board regularly reviews risks that may be material to the Company, including those detailed in the Audit Committee’s reports and as disclosed in the Company’s quarterly and annual reports filed with the SEC.

Audit Committee.    Pursuant to its charter, and in compliance with applicable NYSE listed company rules, the Audit Committee is responsible for discussing the Company’s policies with respect to overall risk assessment and risk management, with primary responsibility for monitoring risks with respect to the Company’s accounting and financial reporting principles and policies and internal audit controls and procedures. To accomplish this, the Audit Committee regularly reviews with both internal Company personnel and independent auditors the risks that may be material to the Company, as well as major legislative and regulatory developments which could materially impact the Company’s risks. The Audit Committee meets separately with representatives of our independent audit firm and members of management in charge of internal controls and procedures with respect to financial reporting. The Company has also instituted a management Enterprise Risk Management Committee to assess the risks of the Company and coordinate with and report to the Audit Committee.

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Organization & Compensation Committee.    The Board of Directors has delegated to the Organization & Compensation Committee the responsibility of assessing the risks associated with the Company’s compensation practices and policies for employees, including consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies.

The goal of these processes is to achieve serious and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to respond to and mitigate these risks.

Board Leadership

Leadership of the Board is essential to facilitate the Board acting effectively as a working group to the benefit of the Company and its performance. As Chairman of the Board, Mr. Hilzinger serves as Chair of regular sessions of the Board, runs the Board process and ensures effectiveness in all aspects of the Board’s role, and leads the Board in anticipating and responding to crises.

The Board believes that the advisability of having a separate or combined chairman and chief executive officer positions is dependent upon the strengths of the individual or individuals that hold these positions and the most effective means of leveraging these strengths, in light of the challenges and circumstances facing the Company, which may change over time. At this time, given the composition of the Company’s Board, the effective interaction between Mr. Hilzinger, as Chairman, and Mr. Broussard, as Chief Executive Officer, Mr. Hilzinger’s status as an independent director and previous service as our Lead Director, and the current challenges faced by the Company, the Board believes that separating the chief executive officer and Board chairman positions provides the Company with the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of the Company.

Qualifications and Process for Nominating Directors

Director Qualifications

The Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating & Corporate Governance Committee for a position on the Board. The Board has determined that each member of the Board (except Mr. Broussard, as a current employee of the Company) is independent according to criteria established in the Guidelines by the Board, and in accordance with independence requirements of the NYSE and the SEC. The members of the Organization & Compensation Committee must also meet the independence criteria of the Internal Revenue Code. The Nominating & Corporate Governance Committee reviews with the Board the requisite skills and characteristics for Board members. This assessment includes the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account other Board members and the specific needs of the Company and the Board. Although the Board and the Nominating & Corporate Governance Committee do not have a policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board includes members with diverse backgrounds, including race, ethnicity, gender, skills and experience, such as appropriate financial and other expertise relevant to the Company’s business. The goal of this process is to assemble a group of board members with deep, varied experience, sound judgment, and commitment to the Company’s success. For a discussion of the individual experience and qualifications of our board members, please refer to the section entitled, “Proposal One: Election of Directors” in this proxy statement.

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Identifying Nominees for Directors

The Board is responsible for selecting its own members and delegates the screening process for new directors to the Nominating & Corporate Governance Committee, with counsel from the Chairman, our Chief Executive Officer, and outside consultants as appropriate. The Committee utilizes a number of methods for identifying and evaluating nominees for Board membership. The Committee regularly assesses the appropriate size of the Board, the areas of expertise required to effectively contribute to the Board process, and whether any vacancies are anticipated. The Committee considers potential candidates for director, which may come to the attention of the Committee through current Board members, professional search firms, stockholders, or other persons. The Nominating & Corporate Governance Committee selects candidates who possess a reputation and hold positions or affiliations befitting a director of a large publicly-held company, and are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. In addition, from time to time, we engage a third-party search firm to assist the Board of Directors and the Nominating & Corporate Governance Committee in identifying and recruiting candidates for Board membership.

Stockholder Nominees

The policy of the Nominating & Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described above under “Identifying Nominees for Directors.” In the course of evaluating nominations for Board membership, the Nominating & Corporate Governance Committee will look for individuals who have displayed high ethical standards, integrity, and sound business judgment, taking into account the current make-up of the Board and the specific needs of the Company and the Board. Stockholder nominations for election to the Board of Directors are governed by specific provisions in our Bylaws, a copy of which is available on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance,” and then click on the link entitled, “By-Laws.” The Bylaws require that a stockholder provide written notice of intent to nominate a candidate for director no less than 60 days or more than 90 days prior to the scheduled date of the Annual Meeting of stockholders. If less than 70 days’ notice of the Annual Meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the Annual Meeting. Any stockholder nominations proposed for consideration by the Nominating & Corporate Governance Committee should include, among other information required by the Bylaws, the nominee’s name, qualifications for Board membership and compliance with our Director Resignation Policy discussed in this proxy statement and should be sent to: Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

Director Independence

The Guidelines contain independence standards to assist the Board in its determination of director independence. In addition, to qualify as independent under the Guidelines, the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director.

Pursuant to the Guidelines, the Board undertakes an annual review of director independence. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including transactions or relationships which could have been reported under “Certain Transactions with Management and Others” in this proxy statement. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that a director is independent.

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In the course of this review for the current year, the Board specifically analyzed and discussed several matters:

(1)	a relationship between the Company and Pfizer Inc., or Pfizer, for which Frank A. D’Amelio, one of our current directors, serves as an executive officer;

(2)	a relationship between the Company and the Thomas Jefferson University, by which Dr. David B. Nash, one of our current directors, is employed as Founding Dean of the Jefferson School of Population Health;

(3)	a relationship between the Company and Ashland Inc., or Ashland, for which James J. O’Brien, one of our current directors, serves as Chairman of the Board and Chief Executive Officer;

(4)	a relationship between the Company and JAPC, Inc., or JAPC, which is owned by the father of David A. Jones, Jr., one of our current directors;

(5)	a relationship between the Company and Chrysalis Ventures, LLC, or Chrysalis, for which David A. Jones, Jr., one of our current directors, serves as Chairman and in which Mr. Jones has a financial interest;

(6)	a relationship between the Company and Main Street Realty, Inc., or Main Street Realty, which is owned by the father of David A. Jones, Jr., one of our current directors; and

(7)	business relationships between our subsidiary, Concentra Inc. (or its affiliates) and various companies for which our current directors serve as directors or executive officers.

Pfizer.    The relationship between the Company and Pfizer consists of a negotiated rebate based on the volume of prescriptions of Pfizer drugs obtained by Humana members, an amount that includes Humana claims paid and the co-payments paid by our members for Pfizer drugs. These rebate amounts are significant. However, these payments to Humana from Pfizer result from activity with many intermediaries over whom Humana exercises no control (i.e., the providers who prescribe these medications, the distributors who sell to the retailers, and the retailers from which our members get prescriptions). In 2013, the rebate amounted to approximately $55.6 million. We have also agreed to complete various research studies for Pfizer, for which we were paid an immaterial amount of fees by Pfizer in 2013. We also received voluntary critical illness plan premiums from Pfizer in the aggregate amount of approximately $200,000. The premiums charged and benefits provided under this arrangement are comparable to those extended to our other non-affiliated customers.

Thomas Jefferson University.    The relationship between the Company and Thomas Jefferson University consists of a data sharing arrangement whereby our subsidiary, Comprehensive Health Insights, Inc., provides data to Thomas Jefferson University at current commercial rates following our standard protocols for use in teaching and obtaining grants and pharmaceutical-related projects.

Ashland.    In 2013, we received health care premium payments from Ashland in the aggregate amount of approximately $1.4 million. The premiums charged and benefits provided under these arrangements are comparable to those extended to our other non-affiliated customers.

JAPC.    In 2013, we provided hangar space, pilot services and maintenance for an airplane owned by JAPC, for which we were fully reimbursed by JAPC at a rate at least as favorable to the Company as market rates, which amounts were not material.

Chrysalis.    In 2013, we received health care premium payments from Chrysalis in the aggregate amount of approximately $72,000. The premiums charged and benefits provided under these arrangements are comparable to those extended to our other non-affiliated customers. In addition, in 2013, we contracted for services to be provided by certain companies in Chrysalis’ investment portfolio. In each case, the amounts paid under these arrangements were comparable to those for other non-affiliated vendors, were not material to the Company, and did not represent a direct or indirect material interest for Mr. Jones, Jr.

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Main Street Realty.    In 2013, we received health care premium payments from Main Street Realty in the aggregate amount of approximately $226,000. The premiums charged and benefits provided under the arrangement are comparable to those extended to our other non-affiliated customers.

Concentra Relationships.    In 2013, our subsidiary, Concentra Inc., and certain of its affiliates received payments from various companies for which our current directors serve as directors or executive officers. In each case, the amounts charged and the occupational medicine, urgent care, physical therapy, and health and wellness services provided under the arrangements are comparable to those extended to other non-affiliated customers.

At the conclusion of its review for the current year, the Board affirmatively determined that in each case the relationship between the Company or its affiliate and each director-related entity was not material, was below the thresholds for independence prescribed by the NYSE, and did not impact the independence of any of our directors. Each director recused themselves from the independence assessment relative to himself or herself.

Consistent with these considerations, and based on its review of director independence in light of the standards contained in the Guidelines, the Board determined that each member of the Board of Directors (except Mr. Broussard, as a current employee of the Company) is independent.

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Committee Membership and Attendance

The Board of Directors has the following committees: Audit; Organization & Compensation; Nominating & Corporate Governance; Executive; and Investment. Only directors meeting SEC and NYSE director independence standards may serve on the Audit Committee, the Organization & Compensation Committee, and the Nominating & Corporate Governance Committee. Each Board committee operates pursuant to a charter, which may be viewed on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then you will see a link to the Committee Charters.

The number of Board committee meetings held in 2013 and membership as of March 1, 2014, were as follows:

	Audit	Organization & Compensation	Nominating & Corporate Governance	Executive	Investment
Number of Meetings in 2013	8	11	3	0	4
NAME
Bruce D. Broussard				C
Frank A. D’Amelio	C				M
W. Roy Dunbar		M			C
Kurt J. Hilzinger				M
David A. Jones, Jr.		M	C	M
William J. McDonald		C			M
William E. Mitchell	M		M
David B. Nash, M.D.	M
James J. O’Brien	M				M
Marissa T. Peterson		M	M

C	= Chair
M	= Member

Audit Committee

Committee Responsibilities

Pursuant to its charter, the Audit Committee:

—

assists the Board of Directors with the oversight of the integrity of our financial statements and disclosures and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm;

—

bears responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attest services;

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—

reviews with the independent registered public accounting firm, our internal audit department, and our financial and accounting personnel, the effectiveness of our accounting and financial controls and, where appropriate, makes recommendations for the improvement of these internal control procedures;

—

reviews the scope, funding and results of our internal audit function including the independence and authority of our reporting obligations, the proposed audit plans for the year, and the coordination of these plans with the independent registered public accounting firm;

—

reviews the scope, funding and results of our compliance program, including receiving, at least quarterly, an update from our internal compliance department regarding any significant matters regarding our compliance with regulatory requirements and contracts with government entities;

—

reviews the financial statements and other information contained in our Annual Report and other reports to stockholders with management and the independent registered public accounting firm to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles;

—	confers independently with our internal auditors, internal compliance department, key members of management, and our independent registered public accounting firm;

—	determines and approves the appropriateness of the fees for audit and permissible non-audit services performed by the independent registered public accounting firm;

—	discusses with management our compliance with applicable legal requirements and with our internal policies regarding related party transactions and conflicts of interest;

—	discusses our policies with respect to risk assessment and risk management;

—

maintains free and open means of communication between the members of our Board of Directors, our independent registered public accounting firm, our internal audit department, our internal compliance department, and our financial management; and

—	annually evaluates its performance.

Corporate Governance Determinations

The Board of Directors has determined that each of the members of the Audit Committee at February 19, 2014 is independent according to SEC and NYSE requirements, and each is financially literate, as defined in the NYSE listing standards. The Board of Directors has determined further that Messrs. D’Amelio, O’Brien and Mitchell each meet the definition of “audit committee financial expert.” PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee. No member of the Board’s Audit Committee serves on the audit committees of more than three publicly traded companies. The Report of the Audit Committee for the year ended December 31, 2013 is set forth in this proxy statement under the caption “Audit Committee Report.”

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Organization & Compensation Committee

Committee Responsibilities

Pursuant to its charter, the Organization & Compensation Committee:

—

reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer, or CEO, evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation;

—

makes recommendations to the Board with respect to the CEO’s and other executive officers’ base compensation, incentive-compensation plans and equity-based plans and approves programs for our executive officers;

—	approves equity-based grants to executive officers and other associates;

—	approves material elements of all employment, severance and Change in Control agreements for the executive officers;

—

reviews and discusses with management the Company’s compensation plans and policies for all employees (including the Named Executive Officers) with respect to risk management and risk-inducing incentives;

—	ensures preparation of the Compensation Discussion and Analysis and the Compensation Committee Report as required by SEC regulations; and

—	annually evaluates its performance.

Scope of Authority, Processes and Procedures

The Organization & Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our executive officers and provides oversight of our compensation philosophy, as described in this proxy statement under the caption “Compensation Discussion and Analysis.” The role of the executive officers and the outside compensation consultant in establishing executive compensation is discussed in this proxy statement under the caption “Compensation Discussion and Analysis.” Other than routine administrative matters, no executive compensation decisions are delegated to management.

Compensation Committee Interlocks and Insider Participation

No member of the Organization & Compensation Committee:

—	is or has ever been an officer or employee of the Company; or

—

is or was, during the last fiscal year, a participant in a “related person” transaction requiring disclosure under Item 404 of the SEC’s regulations (see discussion in this proxy statement under the caption “Certain Transactions with Management and Others”); or

—	is an executive officer of another entity, at which one of our executive officers serves either as a director or on its compensation committee.

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Corporate Governance Determinations

Considering (i) the source of each director’s compensation, including any consulting, advisory or other compensatory fees paid by the Company; and (ii) whether each director has an affiliate relationship with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company, the Board has determined that each member of the Organization & Compensation Committee at February 19, 2014 is independent, as defined by the SEC and the NYSE, and is considered to be an “outside director” under Section 162(m) of the Internal Revenue Code.

Compensation Risk Determination

In 2013, the Organization & Compensation Committee assessed the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Following this assessment, the Organization & Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Nominating & Corporate Governance Committee

Pursuant to its charter, the Nominating & Corporate Governance Committee:

—	recommends to the full Board criteria for the selection and qualification of the members of the Board;

—	evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting;

—	seeks out and assists in the recruitment of highly qualified candidates to serve on the Board;

—	recommends for Board approval candidates to fill vacancies on the Board which occur between annual meetings;

—	develops, periodically reviews and recommends to the Board revisions to the Guidelines;

—	studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board;

—	reviews the overall relationship of the Board and management;

—	reviews issues and developments pertaining to corporate governance; and

—	annually evaluates its performance.

Executive Committee

Pursuant to its charter, the Executive Committee possesses the authority to exercise all the powers of the Board of Directors except as otherwise provided by Delaware law and our Bylaws during intervals between meetings of the Board. The Executive Committee does not have the power, to, among other things, declare a dividend, issue stock, adopt a certificate of merger or sell substantially all of the Company’s business.

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Investment Committee

Pursuant to its charter, the Investment Committee establishes investment objectives and policies for our various investment portfolios and investment options available under various employee benefit plans, reviews investment results, and annually evaluates its performance.

Corporate Governance Policies

Majority Vote Policy

Under our Bylaws, a director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. In contested elections, those in which a stockholder has nominated a person for election to the Board, the voting standard is a plurality of votes cast. The Board has also adopted a policy to require the Board to nominate for election only nominees who agree that, if they are elected to the Board, they will tender an irrevocable resignation conditioned on, first, the failure to achieve the required vote for re-election at any future meeting at which they face re-election, and second, the Board’s acceptance of their resignation following that election. In addition, the Board may fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors, as described above. The Nominating & Corporate Governance Committee will submit a recommendation for prompt consideration by the Board whether to accept the resignation. Any director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Bylaws also require stockholder nominees for director election to notify the Company whether or not such nominees intend to tender the same type of resignation required of the Board’s director nominees.

Change in Director’s Primary Position

The Board has adopted a policy requiring that a director whose primary position or affiliation changes must promptly notify the Board and the Nominating & Corporate Governance Committee of the change so that a determination may be made as to the value of his or her continued service on the Board.

Director Stock Ownership Policy

Our Board believes that directors should be stockholders and have a significant personal financial stake in the company. Consequently, the Board has adopted the following revised stock ownership guidelines:

—	Each non-employee director must maintain a minimum equity ownership level of five times the annual cash retainer.

—	Shares deferred at the election of the director are considered owned for purposes of the calculation of the ownership requirement.

—

Any shares owned by a non-employee director (or shares received upon the exercise of options or vesting of restricted stock or restricted stock units, less an amount to cover the exercise price and/or current tax liabilities) must be held by the director until the minimum equity ownership level is reached and thereafter maintained.

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—

Once the minimum equity ownership level has been achieved, any shares received upon the vesting of restricted stock or restricted stock units, less an amount to cover current tax liabilities, must be held by the director until one year following the vesting date.

Compliance with these guidelines is monitored by the Organization & Compensation Committee of the Board.

Director Attendance

The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business. With respect to the level of commitment expected of directors and related attendance protocols, as part of the Guidelines, the Board formally adopted a policy that all directors should make every effort to attend all meetings of the Board and the Committees of which they are members, and the Company’s Annual Meeting of Stockholders. Attendance by telephone or video conference may be used to facilitate a Director’s attendance.

During 2013, the Board of Directors met eight times. All directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members. All director nominees who were directors in April 2013 attended the Annual Meeting of Stockholders held April 25, 2013, except Messrs. Dunbar and D’Amelio, each of whom had conflicts with previously scheduled engagements.

Executive Sessions of Non-Management Directors

In 2013, our non-management directors held regularly scheduled, formal executive meetings, separate from management. Additional executive sessions of the Board are held as necessary or appropriate or upon the request of the Chairman, the Nominating & Corporate Governance Committee or any two other non-management directors. In addition, our non-management directors who qualify as independent within the meaning of our director independence guidelines meet in executive session at least once annually, and, in fact, met in 2013 in connection with each regularly scheduled Board of Directors meeting.

In 2013, executive sessions of our non-management directors were led by our Chairman, while executive sessions of our independent directors were led by Mr. Hilzinger, who was our Lead Director during 2013. Our Corporate Governance Guidelines required the Lead Director to be an independent director. Effective January 1, 2014, these meetings are led by Mr. Hilzinger, our Chairman, who is an independent, non-management director.

Code of Ethics and Code of Business Conduct

The Company has adopted the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers,” which we refer to as the Executive Code of Ethics, violations of which are reported to the Audit Committee. In addition, we operate under the omnibus Humana Inc. Principles of Business Ethics, which we refer to as the Principles of Business Ethics, which applies to all associates (including executive officers) and directors. The Humana Ethics Office is responsible for the design and enforcement of our ethics policies. The Humana Ethics Office has created an Ethics Plan, the goal of which is to create a workplace climate in which ethics is so integral to day-to-day operations that ethical behavior is self-enforcing. All employees are required annually to review and affirm in writing their acceptance of the Principles of Business Ethics. The Principles of Business Ethics and the Executive Code of Ethics may be viewed on our website at www.humana.com. Any waiver for directors or executive officers from the provisions of the Principles of Business Ethics or the

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Executive Code of Ethics must be made by the Board of Directors, and will be disclosed within four days of the waiver on our website at www.humana.com. To see either the Principles of Business Ethics or the Executive Code of Ethics or any waivers to either policy, go to www.humana.com, then click on “Investor Relations,” then click on “Corporate Governance,” and then click on the relevant link.

Policy Regarding Transactions in Company Securities

The Company has a policy prohibiting all associates (including executive officers) from hedging transactions using Company stock, including: (1) engaging in short sales of Company securities; or (2) engaging in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of the Company’s equity securities, on an exchange or in any other organized market. This policy also applies to all directors.

Communication with Directors

Stockholders and other interested parties may communicate directly with our Chairman, non-management directors as a group, or any other individual director by writing to the special e-mail address published on our website at www.humana.com. Specifically, interested parties may visit our website at http://apps.humana.com/bod/contact.asp, where instructions for contacting these persons are available. All directors have access to this e-mail address. We use the staff of our Corporate Secretary to review correspondence received in this manner, and to filter advertisements, solicitations, spam, and other such items. Concerns related to accounting, internal controls or auditing matters are required to be brought immediately to the attention of our General Counsel and the Board and handled in accordance with procedures established by the Audit Committee with respect to such matters.

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PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors of the Company, in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be ten. The directors are elected to hold office until the Annual Meeting of Stockholders in 2015 and until a successor is elected and qualified.

Each of the nominees has consented to be named as a nominee and agreed to serve if elected. If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares represented by the proxy granted to Messrs. Hilzinger and Broussard may be voted for the substituted nominee as may be designated by the Board of Directors.

The following table shows certain information concerning the nominees at March 1, 2014.

Name	Age	Position	First Elected Director
Kurt J. Hilzinger	53	Chairman of the Board	07/03
Bruce D. Broussard	51	Director, President and Chief Executive Officer	01/13
Frank A. D’Amelio	56	Director	09/03
W. Roy Dunbar	52	Director	04/05
David A. Jones, Jr.	56	Director	05/93
William J. McDonald	57	Director	10/07
William E. Mitchell	69	Director	04/09
David B. Nash, M.D.	58	Director	01/10
James J. O’Brien	59	Director	04/06
Marissa T. Peterson	52	Director	08/08

Director Skills & Qualifications

In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the knowledge, experience, integrity and judgment of each candidate, the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, each candidate’s ability to devote sufficient time and effort to his or her duties as a director, independence and willingness to consider all strategic proposals, and any core competencies or technical expertise necessary to staff Board committees. In addition, the Committee assesses whether a candidate possesses the integrity, business judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company. We believe that the current Board members not only have and demonstrate these attributes, but also have a deep commitment to the Company’s success, as evidenced by the key qualifications, skills and experiences of each director described below.

The information given in this proxy statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

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Director Nominees’ Biographies

Kurt J. Hilzinger was initially elected to the Board in July 2003, and was elected Chairman of the Board effective January 1, 2014. Mr. Hilzinger served as Lead Director from August 2010 until his appointment as Chairman. Mr. Hilzinger is a Partner at Court Square Capital Partners, LP, having held this position since November 2007. Prior to that, he was a Director of AmerisourceBergen Corporation from March 2004 to November 2007; and was also President and Chief Operating Officer of AmerisourceBergen Corporation from October 2002 to November 2007, having previously served as Executive Vice President and Chief Operating Officer of AmerisourceBergen Corporation from August 2001 to October 2002.

The Board believes that Mr. Hilzinger is a strong operating executive with a finance and strategic background, whose operational experience and financial expertise in the health care sector contributes valuable insight to the Board.

Bruce D. Broussard was appointed President and Chief Executive Officer of the Company, and elected to our Board of Directors, in each case effective January 1, 2013, completing a year-long transition plan to the Chief Executive Officer role. Mr. Broussard joined Humana as President in December 2011. Prior to joining Humana, Mr. Broussard was Chief Executive Officer of McKesson Specialty/US Oncology, Inc. (US Oncology was purchased by McKesson in December 2010). At US Oncology, he served in a number of senior executive roles, including Chief Financial Officer, President, Chief Executive Officer and Chairman of the Board. Mr. Broussard is also a member of the Business Roundtable and a member of the Board of Directors of America’s Health Insurance Plans (AHIP), also serving on AHIP’s Executive Committee.

The Board believes that Mr. Broussard’s wide range of executive leadership experience in publicly traded and private organizations within a variety of healthcare sectors, including oncology, pharmaceuticals, assisted living/senior housing, home care, physician practice management, surgical centers, and dental networks, as well as his in-depth knowledge of the Company’s operations, finances and strategy, brings valuable insight to the Board.

Frank A. D’Amelio was initially elected to the Board in September 2003. He is Executive Vice President, Business Operations and Chief Financial Officer of Pfizer Inc, having held this position since December 2010, and having served as Chief Financial Officer since September 2007. Prior to that, Mr. D’Amelio was Senior Executive Vice President of Integration and Chief Administrative Officer at Alcatel-Lucent from December 2006 to August 2007, and Chief Operating Officer of Lucent Technologies Inc. from March 2006 to November 2006. From May 2001 until February 2006, he was Executive Vice President, Administration and Chief Financial Officer of Lucent. Mr. D’Amelio also serves on the Board of Directors of Zoetis, Inc. and on the boards of the Independent College Fund of New Jersey and the Gillen Brewer School.

The Board believes that Mr. D’Amelio’s skills, global experience and proven leadership in both financial and operational roles contribute greatly to the Board’s composition. As a senior executive at various global companies undergoing the kind of rapid and complex changes that the Company has undertaken in response to the rapidly changing markets and regulatory environment, Mr. D’Amelio has extensive knowledge of the capital markets as well as broad experience working with the investment community, regulatory bodies and rating agencies.

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W. Roy Dunbar was initially elected to the Board in April 2005. Mr. Dunbar was the Chairman of the Board of NetworkSolutions, and was the Chief Executive Officer from January 2008 to November 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Mr. Dunbar worked at Eli Lilly and Company for 14 years, latterly as President of Intercontinental Operations from 2003 until he joined MasterCard, and Chief Information Officer from 1999 to 2003. Mr. Dunbar also serves on the Board of Directors of iGate Corporation and Lexmark International.

The Board believes that Mr. Dunbar’s innovative, consumer-focused approach to information technology at a variety of global companies brings a valuable advantage to the Board. The Board benefits from Mr. Dunbar’s expertise in leading companies focused on the development of information systems that are easy for consumers to understand and use effectively, which is critical to the Company’s extension of its position as a leader in health care information technology. Mr. Dunbar’s extensive experience in health care over three decades further contributes to the strategic composition of the Board.

David A. Jones, Jr. was initially elected to the Board in May 1993 and served as Chairman of the Board of the Company from April 2005 through August 2010, and Vice Chairman of the Board from September 1996 through April 2005. He is Chairman of Chrysalis Ventures, LLC, headquartered in Louisville, Kentucky.

As a successful venture capitalist, the Board believes that Mr. Jones brings strategic insight and leadership and a wealth of experience in health care to the Board, both in the Company’s core businesses as well as in emerging technologies and business models.

William J. McDonald was initially elected to the Board in October 2007. Mr. McDonald is the managing partner of Wild Irishman Advisory, LLC, a marketing consulting firm. Prior to that, he was Executive Vice President, Brand Management of Capital One Financial Corporation, having held that position from 1998 until his retirement in 2013.

The Board believes that Mr. McDonald’s service in various senior executive marketing positions contributes significant experience and expertise in brand development, marketing and related disciplines.

William E. Mitchell was initially elected to the Board in April 2009. Mr. Mitchell is the managing partner of Sequel Capital Management, LLC. Prior to that, Mr. Mitchell served as the Chairman of the Board of Directors of Arrow Electronics, Inc. from May 2006 until December 31, 2009, and also served as President and Chief Executive Officer of Arrow Electronics, Inc. from February 2003 to May 1, 2009. Mr. Mitchell also serves on the Board of Directors of Rogers Corporation and Spansion, Inc., and previously served on the Board of Directors of Brown-Forman Corporation.

The Board believes that Mr. Mitchell’s insights and experience running a complex global public company, as well as his significant experience in the governance of large publicly-traded corporations, will be valuable in helping to guide the Company in the years ahead.

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David B. Nash, M.D. was initially elected to the Board effective January 1, 2010. He is the founding dean of the Jefferson School of Population Health, located on the campus of Thomas Jefferson University in Philadelphia, Pennsylvania, having taken that position in 2008. Previously, Dr. Nash was the Chairman of the Department of Health Policy of the Jefferson Medical College from 2003 until 2008. Dr. Nash also serves on the board of directors of Vestagen Specialty Textiles, and the medical advisory board of Medivo Inc., and previously served on the boards of Itrax Corporation and InforMedix.

The Board believes that Dr. Nash brings a unique and compelling set of attributes that enhance the Company’s ability to help people achieve lifelong well-being. As a widely recognized innovator in an emerging medical discipline that unites population health, health policy, and individual health, Dr. Nash is internationally recognized for his work in outcomes management, medical staff development and quality-of-care improvement.

James J. O’Brien was initially elected to the Board in April 2006. Since 2002, Mr. O’Brien has been the Chairman of the Board and Chief Executive Officer of Ashland Inc. Prior to being named to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland Inc., and before that, Senior Vice President and Group Operating Officer. He currently serves on the Board of Directors of Ashland Inc. and Albemarle Corporation.

As a highly respected leader in the global business community with an extraordinary track record of success, the Board believes that Mr. O’Brien’s breadth of management experience adds valuable expertise and insight to the Board.

Marissa T. Peterson was initially elected to the Board in August 2008. Ms. Peterson was formerly Executive Vice President, Worldwide Operations, Services & Customer Advocacy for Sun Microsystems Inc. in Santa Clara, California, until her retirement in 2005 after 17 years with the company. She currently runs an executive coaching practice focused on helping grow and develop leaders in the high-technology space. Ms. Peterson currently serves on the board of directors for Ansell Limited, Oclaro Inc. and Quantros, and previously served on the board of directors of SUPERVALU INC., and Lucile Packard Children’s Hospital at Stanford, and the board of trustees of Kettering University.

The Board believes that Ms. Peterson’s operating and consumer-focused leadership, and experience developing and managing programs designed to help companies reduce the time, cost and risk of transforming their businesses by leveraging technology to architect, implement and maintain customers’ network computing infrastructures, bring valuable insights to the Board. Her commitment to a “customer first” ethic at Sun Microsystems Inc. established an industry leadership position for high quality and cost-effective product execution to a global customer base, a commitment that aligns with the Company’s focus on consumerism.

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Vote Required and Recommendation of the Board of Directors

A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the Annual Meeting and shares voting “abstain” or broker “non-votes” have no effect on the election of directors. Under the Company’s Majority Vote Policy, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors, conditioned upon (i) the director not achieving the requisite stockholder vote at any future meeting at which they face re-election, and (ii) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL NOMINEES.

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DIRECTOR COMPENSATION

2013 Director Compensation Program

During 2013, our directors were compensated pursuant to the following schedule:

Annual Retainer (1)	$85,000
Non-Employee Chairman of the Board Additional Annual Retainer	$160,000
Lead Director Additional Annual Retainer	$25,000
Committee Chairman fee per year: 1. Audit Committee Chair 2. Organization & Compensation Committee Chair 3. All other Committee Chairs	$25,000 $18,000 $12,000
Executive Committee Member fee per year	$12,000
Common Stock per year (1st Business Day of January) (1)(2)	$140,000 in common stock (variable # of shares)
Charitable Contributions Annual Match	up to $25,000
Group Life and Accidental Death Insurance— (except Chairman)	$150,000 of coverage
Group Life and Accidental Death Insurance—Chairman	$400,000 of coverage
Business Travel Accident Insurance	$250,000 of coverage
Restricted Stock Units Granted Initial Date of Election (3)	Restricted Stock Unit grant equal to the dollar value of the then current annual stock grant for directors

(1)	As an employee director elected to the Board, Mr. Broussard will not receive the annual retainer or annual stock grant for service as a director. For all other directors, effective January 1, 2013, the annual common stock retainer is paid in the form of restricted stock units and will be pro-rated for any service of less than the full year in respect of which the award is granted.

(2)	Effective July 1, 2012, pursuant to our revised Directors Stock Retention Policy, each non-employee director must maintain a minimum equity ownership level of five times the annual cash retainer. For additional information, please refer to “Corporate Governance — Corporate Governance Policies — Director Stock Ownership Guidelines” in this proxy statement.

(3)	This initial award of Restricted Stock Units is forfeited if the director serves less than one year on the Company’s Board of Directors.

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2013 Compensation of Our Directors

The following table shows the compensation earned by our non-employee directors in 2013 in connection with their service on our Board of Directors:

Name (1) (a)	Fees Earned or Paid in Cash ($)(2) (b)	Stock Awards ($)(2)(3)(4) (c)	Option Awards ($)(5) (d)	Non-Equity Incentive Plan Compensation ($)(6) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(7) (f)	All Other Compensation ($)(8) (g)	Total ($) (h)
Frank A. D’Amelio	110,000	141,618	—	—	—	21,926	273,544
W. Roy Dunbar	97,000	141,618	—	—	—	7,060	245,678
Kurt J. Hilzinger	122,000	141,618	—	—	—	31,497	295,115
David A. Jones, Jr.	109,000	141,618	—	—	(31,567)	34,587	253,638
Michael B. McCallister	272,000	141,618	—	—	—	35,429	449,047
William J. McDonald	103,000	141,618	—	—	—	30,447	275,065
William E. Mitchell	85,000	141,618	—	—	—	28,723	255,341
David B. Nash, M.D.	85,000	141,618	—	—	—	26,678	253,296
James J. O’Brien	85,000	141,618	—	—	—	27,018	253,636
Marissa T. Peterson	85,000	141,618	—	—	—	22,848	249,466

(1)	During 2013, Mr. Broussard served as President and Chief Executive Officer of the Company, and therefore, as an employee director, did not earn compensation in connection with his service on our Board. Mr. Broussard’s compensation as our Chief Executive Officer is discussed under “Executive Compensation” in this proxy statement. In addition, effective December 31, 2013, Mr. McCallister retired as Chairman of our Board of Directors.

(2)	Under the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, which we refer to as the Deferred Compensation Plan, non-employee directors may make an irrevocable election each year to defer compensation paid to them by the Company in the form of cash or stock for services rendered as Board members. For 2013, Messrs. D’Amelio, Dunbar, Mitchell and O’Brien and Dr. Nash each deferred their stock compensation. A director electing to defer cash can choose any of the investment options offered in the Deferred Compensation Plan using Charles Schwab’s Retirement Plan Services (other than the Humana Common Stock Fund) or can invest in stock units that have a value relative to that of our common stock. For 2013, Mr. Jones and Dr. Nash each elected to defer a portion or all of their cash compensation under the Schwab program.

(3)	On January 2, 2013, when the fair market value of our common stock was $69.10, each director in office at that time, other than Mr. Broussard, was granted a stock award of 2,026 shares, representing the annual grant of $140,000 in common stock. The amount shown in column (c) above is the grant-date fair market value times the number of shares awarded, plus any dividend equivalent rights accrued on such shares. Effective January 1, 2013, the annual grant is awarded in the form of restricted stock units that vest one year later, and is pro-rated for any service of less than the full year in respect of which the award is granted.

(4)	Through 2013, vested restricted stock units with a payout deferral made by the director accrue quarterly dividends equivalent rights that are reinvested into the director’s account as additional restricted stock units and will be included in the final restricted stock unit payment when the shares are issued in accordance with the director’s payout election. This column includes dividend equivalent units that have accrued through December 31, 2013.

(5)	Non-Employee Directors did not receive any stock options as part of the 2013 Directors Compensation Program.

(6)	Non-Employee Directors did not receive any non-equity incentive plan compensation as part of the 2013 Directors Compensation Program.

(7)	A director who is not an employee must retire at the annual meeting following his or her seventy-third birthday. Non-employee directors elected subsequent to 1997 do not receive any retirement benefits. As he was first elected to the board in 1993, David A. Jones, Jr. is the only director nominee that will have retirement benefits under this former retirement policy, including: (A) at the director’s election, either: (x) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (y) in lieu thereof, an actuarially equivalent joint and survivor annuity payment; and (B) an annual matching charitable contribution benefit of $19,000 for the life of the director.

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(8)	We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings. From time to time, we may transport one or more directors and their spouses to and from such meetings or other Company business on company aircraft. We also reimburse the director for other reasonable expenses related to board service, such as director education, which amounts are not included in the table above. In addition, we paid certain local occupational taxes and life and accidental death insurance premiums per outside director, in each case as disclosed below, and provided a matching charitable gift program. Directors may elect to participate in the medical and dental benefit programs offered to all our employees at a rate comparable to the rate paid by employees. In 2013, Messrs. Dunbar, McDonald and Mitchell, and Ms. Peterson, elected to participate. The “All Other Compensation” amount above includes the following amounts earned in connection with service on our Board of Directors:

Director	Matching Charitable Gift	Occupational Tax	Life Insurance	Other	Total – All Other Compensation
Frank A. D’Amelio	$ 17,485	$ 3,667	$ 774	$ 0	$ 21,926
W. Roy Dunbar	$ 5,000	$ 1,646	$ 414	$ 0	$ 7,060
Kurt J. Hilzinger	$ 25,000	$ 4,836	$ 414	$ 1,247	$ 31,497
David A. Jones, Jr.	$ 25,000	$ 8,489	$ 774	$ 324	$ 34,587
Michael B. McCallister	$ 25,000	$ 7,261	$ 3,168	$ 0	$ 35,429
William J. McDonald	$ 25,000	$ 4,673	$ 774	$ 0	$ 30,447
William E. Mitchell	$ 25,000	$ 1,437	$ 2,286	$ 0	$ 28,723
David B. Nash, M.D.	$ 25,000	$ 24	$ 774	$ 880	$ 26,678
James J. O’Brien	$ 25,000	$ 1,244	$ 774	$ 0	$ 27,018
Marissa T. Peterson	$ 16,672	$ 4,524	$ 414	$ 1,238	$ 22,848

Outstanding Equity – Outside Director Nominees

None of our non-employee director nominees hold stock options. Our Director Compensation Program currently does not award stock options to non-employee directors and all stock options previously granted to our non-employee directors have been exercised. The following table sets forth the restricted stock units held (or deferred) by our non-employee director nominees as of the date indicated (see Footnote 2 to the table entitled “2013 Compensation of Our Directors” in this proxy statement):

January 15, 2014
Frank A. D’Amelio	20,657
W. Roy Dunbar	21,004
Kurt J. Hilzinger	16,116
David A. Jones, Jr.	5,117
William J. McDonald	28,217
William E. Mitchell	19,984
David B. Nash, M.D.	16,535
James J. O’Brien	25,702
Marissa T. Peterson	17,856

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STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC and the NYSE reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These reports generally are due within two business days of the transaction. Executive officers, directors, and greater than ten percent stockholders are required to furnish us with copies of all the forms they file.

During the year ended December 31, 2013, based upon our knowledge of stock transfers, a review of copies of these reports and written representations by persons subject to Section 16(a) as furnished to us, except as stated below, all executive officers, directors, and greater than ten percent beneficial owners of our common stock complied with Section 16(a) filing requirements applicable to us. We have a program to oversee the compliance of our executive officers and directors in their reporting obligations.

Beginning in July 2011, on each of our quarterly dividend payment dates, Frank A. D’Amelio’s brokerage firm purchased additional Humana shares with the applicable cash dividend. These nominal purchases were inadvertently not reported to us by the brokerage firm in a timely fashion, and therefore were not reported on a Form 4 pursuant to the requirements of Section 16(a). Mr. D’Amelio had no opposite way transactions during this time. Promptly upon Mr. D’Amelio’s and our learning of these transactions, we reported them on a Form 4 on November 14, 2013.

Security Ownership of Certain Beneficial Owners of Company Common Stock

We know of no person or entity that may be deemed to own beneficially more than 5% of our outstanding common stock except for:

	Number of Shares	Percent of Class Outstanding(1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	12,472,725 shares	8.1%(2)
JP Morgan Chase & Co. 270 Park Avenue New York, New York 10017	9,069,632 shares	5.9%(3)
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	9,540,959 shares	6.2%(4)
Capital World Investors 333 South Hope Street Los Angeles, California 90071	11,638,780 shares	7.6%(5)

(1)	The percentage of ownership is based on 154,030,409 shares of our common stock outstanding as of December 31, 2013.

(2)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2013, BlackRock, Inc. reports that through various subsidiaries, it has sole power to vote 11,025,004 shares and has dispositive power over 12,472,725 shares.

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(3)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2013, JP Morgan Chase & Co. reports that through various subsidiaries, it has sole power to vote 8,339,527 shares, shared power to vote 43,686 shares, sole dispositive power over 9,000,983 shares, and shared dispositive power over 68,649 shares.

(4)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2013, Capital Research Global Investors reports that as a result of Capital Research and Management Company acting as investor adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, Capital Research Global Investors it is deemed to be the beneficial owner of 9.540,959 shares over which it has sole voting power and sole dispositive power.

(5)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2013, Capital World Investors reports that as a result of Capital Research and Management Company acting as investor adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, Capital World Investors is deemed to be the beneficial owner of 9.540,959 shares over which it has sole voting power and sole dispositive power.

Security Ownership of Directors and Executive Officers

The following table shows stock ownership as of January 15, 2014 by (i) each of our directors, (ii) Bruce D. Broussard, our President and Chief Executive Officer, (iii) James H. Bloem, our Chief Financial Officer during 2013 (who retired from this position effective December 31, 2013), (iv) each of our three other highest compensated executive officers serving at December 31, 2013, (we collectively refer to these officers in this proxy statement as our Named Executive Officers), and (v) by all our directors and executive officers as a group.

	Company Common Stock Beneficially Owned as of January 15, 2014 (1)(2)	Percent of Class as of January 31, 2014 (3)
Frank A. D’Amelio	20,634
W. Roy Dunbar	9,687
Kurt J. Hilzinger	19,448
David A. Jones, Jr.	145,365
William J. McDonald	2,276
William E. Mitchell	100
David B. Nash, M.D.	112
James J. O’Brien	1,000
Marissa T. Peterson	2,026
Bruce D. Broussard	168,944
James H. Bloem	68,088
James E. Murray	186,767
Timothy S. Huval	4,680
Jody L. Bilney	0
All directors and executive officers as a group (23 in number, including those named above)	929,911	0.6%

(1)	Beneficial ownership of Shares, for purposes of this proxy statement, includes Shares as to which a person has or shares voting and/or investment power. Therefore, any restricted stock for which a person has voting power and all share equivalents in the Humana Retirement Savings Plan are included. These footnotes describe whenever an individual shares voting and/or investment power over the Shares beneficially owned by them.

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The number of Shares listed:

(a)	Includes certain Share equivalents held for the benefit of the individuals in the Humana Retirement Savings Plan as of December 31, 2013, over which the employee participant has voting power and investment power. As of December 31, 2013, our Named Executive Officers held 661 such Share equivalents in the Humana Retirement Savings Plan, while all of our executive officers as a group (14 in number) held 18,830 such Share equivalents.

(b)	Includes unvested restricted stock unit awards which are scheduled to vest within 60 days after January 15, 2014, as follows:

Bruce D. Broussard	0
James H. Bloem	5,149
James E. Murray	8,867
Timothy S. Huval	0
Jody L. Bilney	0
All executive officers as a group (numbering 14, including those named herein)	51,774

(c)	Includes Shares which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after January 15, 2014 under the 2003 Stock Incentive Plan or the 2011 Stock Incentive Plan. As of January 15, 2014, none of our non-employee directors held exercisable options, and exercisable options held by our executive officers were as follows:

Bruce D. Broussard	124,868
James H. Bloem	32,613
James E. Murray	52,501
Timothy S. Huval	4,680
Jody L. Bilney	0
All executive officers as a group (numbering 14, including those named herein)	287,714

(d)	Does not include stock awards to certain of our director nominees that have been deferred pursuant to our Deferred Compensation Plan for Non-Employee Directors. These deferred stock awards include the initial award of 7,500 restricted stock units to each of Messrs. McDonald, Mitchell and O’Brien, Dr. Nash and Ms. Peterson when first elected a director, which by its terms must be held until the recipient is no longer serving on our Board of Directors. As of January 15, 2014, the Shares deferred were as follows (includes accrued dividend equivalent units on deferred shares and deferred cash that was invested in the Humana Common Stock Fund):

Frank A. D’Amelio	20,657
W. Roy Dunbar	21,004
Kurt J. Hilzinger	16,116
David A. Jones, Jr.	5,117
William J. McDonald	28,217
William E. Mitchell	19,984
David B. Nash, M.D.	16,535
James J. O’Brien	25,702
Marissa T. Peterson	17,856

(e)	Does not include the January 2, 2014 annual stock retainer of 1,358 restricted stock units granted to each of our director nominees (other than Mr. Broussard) pursuant to our director compensation program, which restricted stock units will vest at the end 2014.

(2)	As of March 1, 2014, no shares of stock are pledged by any of our executive officers or directors.

(3)	Unless indicated, less than 1% of the class.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis presents in detail our compensation policies and practices, describing each element of compensation and the decision-making process that supports it. It addresses how we compensate our Named Executive Officers, and how we uphold our compensation philosophy through a governance system that includes internal oversight as well as expert independent outside review. We believe that our compensation policies and practices achieve our compensation goals, and that the total mix of compensation provided to our Named Executive Officers is consistent with a philosophy of motivating and rewarding for actual achievements.

Executive Summary

Humana’s Compensation Philosophy

The compensation program for our Named Executive Officers supports our philosophy that compensation should be market-based, competency-paced and contribution-driven. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our Company and our stockholders. In furtherance of this philosophy, we believe that our compensation program must:

—	Be competitive to attract, motivate and retain highly qualified executives;

—	Provide appropriate rewards for outstanding financial and individual performance in support of our business strategy; and

—

Align executives’ interests with those of our stockholders by including a significant portion of executive pay that is “at risk” in the form of both annual incentive awards that are paid, if at all, based on Company performance, and, in the case of longer term incentive awards, tied closely to increases in the Company’s stock price or strategic metrics.

Humana’s 2013 Performance

Humana, one of the country’s leading health care companies, offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of our core businesses, we believe we can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom we have relationships.

Our 2013 earnings per share of $7.73, including a $0.99 per share of benefits expense for our closed block long-term care insurance policies reserve strengthening, compared with $7.47 per share in 2012, reflect improved operating results for most of our major business lines compared to the previous year and the continued implementation of our strategy to enhance our integrated care delivery model. The integrated care delivery model is our approach to physician-directed primary care for our members, that aims to provide quality care that is consistent, integrated, cost-effective and member-focused. The model is designed to improve health outcomes and affordability for individuals and for the health system as a whole, while offering our members a simple, seamless health care experience. Our goal is to improve the community’s health by making it easy for individuals to achieve their best health.

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In 2013, our operational discipline led to significant Medicare membership growth (one of the two components of our new performance-based equity awards), further progress on our 15 percent solution (our commitment to provide Medicare medical benefits for at least 15 percent less than it costs the federal government for comparable benefits in traditional Medicare, with the same or better quality), continued focus on prudent administrative spending, and a Company-wide focus on return on invested capital (the second component of our new performance-based equity awards).

Humana’s Compensation Program: Strong Corporate Governance

Highlighted below are some of the key elements of our compensation program that the Board’s Organization & Compensation Committee, which we refer to as the Committee, believes evidence strong corporate governance and prudent compensation decisions:

—

Pay for Performance. The key elements of direct executive compensation — salary, cash incentives, and equity awards — are designed to put a substantial portion of executive pay at risk to motivate and challenge our executives to achieve positive returns for our stockholders. In 2013, 85% of the direct compensation of our Named Executive Officers was at risk, in the form of annual incentive and long-term incentive compensation. Our earnings per share increased from $7.47 in 2012 to $7.73 for the fiscal year ending December 31, 2013, including $0.99 per share of benefits expense for our closed block long-term care insurance policies reserve strengthening. In February 2013, the Company granted performance-based equity awards to our Named Executive Officers, with performance criteria for these awards based upon three-year cumulative goals for (a) strategic membership growth and (b) return on invested capital less weighted average cost of capital, further linking executive compensation to the Company’s performance.

—

Internal and External Benchmarking. We benchmark our executive compensation both against other publicly traded companies that are comparable to us and within our company to ensure relativity of competitive pay between all executive officers.

—

Recoupment. Our “clawback” provision allows us to recoup cash-based incentives earned by an executive officer in the event of a material restatement of the Company’s financials as a result of misconduct or fraud on the part of that executive officer.

—

Committee Independence. All members of the Committee are independent according to SEC and NYSE independence standards. Our independent compensation consultant, Towers Watson, is retained directly by and reports to the Committee.

—

Stock Ownership Guidelines. Our stock ownership guidelines for executive officers links a significant amount of each executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, to give the executive a stake similar to that of our stockholders. According to the guidelines, any shares owned by an executive officer (or shares received upon the exercise of options or vesting of restricted stock or restricted stock units, less an amount to cover current tax liabilities) must be held by the executive officer until the relevant ownership level is reached and thereafter maintained.

—

Hedging. The Company prohibits all associates, including executive officers, from: (1) engaging in short sales of Company securities; or (2) engaging in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of the Company’s equity securities, on an exchange or in any other organized market.

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Investor Outreach and the 2013 Say-on-Pay Vote

As required under the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the Company conducts an annual advisory vote on executive compensation, commonly referred to as “Say On Pay.” While the votes are not binding, the Committee believes that an annual “Say On Pay” advisory vote offers stockholders the opportunity to express their views regarding the Company’s compensation program and the Committee’s decisions on executive compensation. The Board and the Committee value the opinions of our stockholders and each year the Committee considers stockholders’ concerns and evaluates whether any actions are necessary to address those concerns.

At our 2013 Annual Meeting of Stockholders, 65.4% of the votes cast with respect to our “Say On Pay” proposal were voted in favor of the Company’s named executive officer compensation as disclosed in the proxy statement related to that meeting. However, the number of votes cast in favor of the named executive officer compensation significantly decreased last year as compared to our historical approval ratings. The Committee believes that the shareholders who did not vote in favor of the proposal at last year’s annual meeting were likely to have relied to a significant degree on a negative vote recommendation by the proxy advisory firm Institutional Shareholder Services (ISS), which highlighted certain issues pertaining to our employment agreements with our current and former Chief Executive Officers.

Following receipt of the negative vote recommendation from ISS, the Company determined that it would benefit from additional engagement with our stockholders, together with a thorough review of our compensation programs and policies. Management contacted our top 50 institutional stockholders, offering to discuss our executive compensation programs and any concerns or issues these stockholders might have, including certain issues identified by ISS. A series of telephone discussions were held with institutional stockholders (representing, in aggregate, over 30% of our common shares outstanding) to understand their perspectives and receive feedback on our compensation program. All of these meetings were attended by one or both of Kurt J. Hilzinger, our Lead Director during 2013, and William J. McDonald, the Chair of our Organization & Compensation Committee. The discussions focused on certain issues highlighted by ISS in its report, an overview of our current compensation program and philosophy, and an informed open-format discussion designed to elicit feedback on our compensation program. During the calls, the Company also encouraged our stockholders to reach out at any time regarding issues or concerns they might have with our compensation program.

At these meetings, we heard feedback related to our Company’s performance and our employment agreements with our current and former Chief Executive Officers. Stockholders generally noted that they were pleased with our Company’s financial performance and our overall compensation program. A few shareholders noted issues similar to those raised by ISS, but the overwhelming majority did not believe that our compensation program and philosophy were out of line with industry standards. Our Organization & Compensation Committee took into account the results of this investor outreach in its continuing consideration of the Company’s compensation policies and decisions, and determined to pursue certain adjustments to our employment agreement with Mr. Broussard to more closely align with best practices for governance and compensation. For a detailed description of these adjustments, please refer to the section entitled “Compensation of our President and Chief Executive Officer” in this proxy statement.

We believe that our stockholder outreach process continues to strengthen our understanding of our stockholders’ concerns and the issues on which they are focused, which in turn is reflected in our stockholders’ satisfaction with our compensation program. We therefore continue to believe in the importance of engaging with our stockholders on a regular basis.

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Our Compensation Program

Compensation Philosophy

Our Named Executive Officer compensation includes direct compensation that is:

—

Market-based — Competitive with our peer group and general industry standards, with total compensation targeted on average at market medians, but typically ranging from the 25th to 75th percentiles, depending on the level of competency and contribution;

—	Competency-paced — Flexible enough to match the progress of fast-rising performers but resistant to salary advancement for those whose competency level has remained static; and

—

Contribution-driven — Reward those who make a difference, creating meaningful compensation distinctions among different levels of performance and achievement, while avoiding annual compensation actions that foster an “entitlement mentality.”

Named Executive Officer compensation also includes indirect compensation in the form of a mix of cost-effective benefit programs that promote security and well-being, including health benefits, life and disability coverage that provides income protection, retirement plans, and services accessed or purchased on a group basis to assist in the maintenance of an appropriate work/life balance.

In determining compensation for our Named Executive Officers, other than our Chief Executive Officer, the Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of our Named Executive Officers and the results of his evaluations of their performance. The Chief Executive Officer, with guidance from the Company’s Human Resources Department, discusses with the Committee the Chief Executive Officer’s recommendations for the compensation of his direct reports and the rationale for those recommendations. The Committee’s independent compensation consultant provides guidance to the Committee when determining the compensation of the Chief Executive Officer and the other Named Executive Officers. The Committee independently makes all compensation decisions with respect to our executive officers. The Committee also considers the appropriate levels of compensation necessary to attract and retain exceptional talent.

Compensation Risk Determination

In 2013, the Committee assessed the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Following this assessment, the Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

External Benchmarking

We benchmark our compensation practices to other publicly traded companies that are comparable to us in significant ways. For Named Executive Officers, we use comparisons from competitors within our peer group, based on revenue size and market capitalization, as well as our closest industry competitors. Using different screening criteria (e.g., line of business, industry, market cap, etc.) yields multiple perspectives that enrich our understanding of competitive executive pay practices. Company comparators are reviewed every year to ensure continued appropriateness of our compensation program. We believe benchmarking with reference to comparable companies provides the Company with the most comprehensive means of ensuring that our senior-level compensation is market-competitive.

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We believe our peer group is comprised of companies with whom we compete for talent and whose revenues, market capitalization, and business focus are similar to ours. For 2013 compensation determinations, with advice from the Committee’s independent compensation consultant, the Committee approved the following peer group of public companies to serve as our peer group:

Aetna Inc.	Coventry Health Care, Inc.(1)	McKesson Corporation	The Travelers Companies, Inc.

AFLAC Inc.	DaVita Healthcare Partners Inc.	Progressive Corp.	UnitedHealth Group, Inc.

The Allstate Corp.	Eli Lilly and Company	Prudential Financial, Inc.	Unum Group

Amerisource Bergen	Express Scripts Holding Co.	The Travelers Companies, Inc.	Wellpoint, Inc.

Cardinal Health, Inc.	Hartford Financial Services Group	UnitedHealth Group, Inc.

CIGNA Corporation	Health Net, Inc.	Unum Group

(1)	Because Coventry Health Care, Inc. was acquired by Aetna Inc. in May 2013, it is no longer part of our peer group.

We use this competitive market data and the overall performance of the Company as the starting points for our analysis, conducted with the assistance of the Committee’s independent compensation consultant. In addition, the Committee takes into consideration an executive’s overall performance, his or her potential, the presence of any unique or hard-to-replace skills, as well as the executive’s judgment, leadership ability and competencies. The performance of the executive’s business function and his or her ability to build effective teams and develop talent are also important factors.

Internal Benchmarking

The total compensation of each Named Executive Officer is also determined based in part on an internal benchmarking that considers the relativity of pay between all the Named Executive Officers and the total compensation of the Chief Executive Officer. The Company and the Committee believe that appropriate internal pay equity:

(i)	leads to better employee relations and a stronger company, as it avoids a disconnect in compensation across a group of Named Executive Officers that must work together as a cohesive team;

(ii)	is economical, as it provides the Committee with a more balanced “check” of total compensation, rather than relying solely on external benchmarking data that may only compare each pay element independently; and

(iii)	mitigates market bias that may favor certain positions but does not reflect their relative importance to the Company.

The Company prepares tally sheets for all of its executive officers as a reference point for the Committee as it determines whether executive compensation decisions are appropriate in the context of the Company’s compensation philosophy and performance. Tally sheets summarize current actual and target compensation, equity holdings (stock options, restricted stock, restricted stock units and performance-based restricted stock awards), retirement and deferred compensation values, and potential payouts upon termination of employment.

Each year, our Chief Executive Officer conducts an informal analysis of internal pay equity, taking into account each Named Executive Officer’s individual contributions, performance, potential, skills, judgment, leadership ability and competencies, and makes a recommendation to the Committee regarding relativity of compensation. Although the Committee does not have established target ratios or a formula for calculating the relative compensation of the Chief Executive Officer as compared to each Named Executive Officer, or for each Named Executive Officer as compared to any other, the Committee does, in its discretion, review historical pay

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ratios to ensure that the compensation of one Named Executive Officer has not unintentionally risen in a disproportionate manner relative to the others. Following a discussion among the Committee, the Chief Executive Officer and our independent compensation consultant, the Committee considers this informal analysis of internal pay equity in making executive compensation decisions. For 2013, the Committee concluded that the relative levels of compensation among the Named Executive Officers were appropriate.

Elements of Compensation

The discussion below provides information about the various elements of our 2013 compensation program for our Named Executive Officers, including base salary, annual cash incentives, equity awards, retirement plans, severance, and perquisites.

At a Glance – Our Primary Compensation Elements

Compensation Element	Objective	Key Features

Base Salary	Ensure the attraction, development and retention of superior talent while also taking into account an individual executive’s performance.

Represents the fixed portion of the total compensation package, determined based on:

•    overall Company performance;

•    individual Named Executive Officer performance;

•    internal pay equity;

•    changes in individual Named Executive Officer responsibilities; and

•    relevant external benchmarking.

Annual Cash Incentive

Ensure that a portion of each Named Executive Officer’s cash compensation is “at risk” by linking such portion of compensation to certain key performance objectives.

Motivate and reward achievement of short-term financial, operational and strategic business goals.

We use performance-based annual cash incentive awards to recognize the achievement of annual Company results and align our Named Executive Officers with the same incentives as our stockholders. The amounts paid are based on percentages of 2013 base earnings that:

•    are paid at threshold, target and maximum levels based on the attainment of pre-established earnings per share objectives;

•    were established through a process of external benchmarking of total compensation against our external peer group; and

•    reflect our philosophy of targeting total compensation at the median of our external peer group, while recognizing that a significant percentage of total compensation should be performance-based.

Humana Inc. – 2014 Notice of Annual Meeting of Stockholders and Proxy Statement	36

Compensation Element	Objective	Key Features

Equity Awards	Provide a vital link between the long-term results achieved for our stockholders and the financial rewards provided to our Named Executive Officers.

We use a mix of stock options, restricted stock units and performance-based restricted stock units to compensate our Named Executive Officers, which we believe provides an appropriate balance between inducement, retention and motivation of executives and the creation of stockholder value.

The amounts and terms of equity awards are set by the Committee following a review of stock programs and competitive practices at peer companies, along with an analysis of equity cost.

For 2013, one-half of our Named Executive Officers’ equity compensation was granted in the form of performance-based equity awards. The performance criteria for these awards are based upon three-year cumulative goals for (a) strategic membership growth and (b) return on invested capital less weighted average cost of capital.

Compensation of our President and Chief Executive Officer

On November 2, 2012, we entered into an amended and restated employment agreement with Mr. Bruce D. Broussard, our President and Chief Executive Officer, which we refer to as the 2012 Broussard Employment Agreement. The 2012 Broussard Employment Agreement provided for the following compensation elements:

—	Annual base salary of not less than $1,085,000

—	Target annual incentive equal to 150% of his base salary and a maximum annual incentive equal to 150% of his target incentive (i.e., 225% of his base salary)

—

A long-term incentive award to be granted in February 2013 with a value of $5,000,000 (determined on the same basis as the Committee values such awards generally) and in a form and on terms consistent with the long-term incentive awards to be granted in 2013 to our other senior executives

—	Participation in all benefit plans, including retirement plans and perquisites, made available by the Company to other senior executives.

In assessing the reasonableness of the package offered to Mr. Broussard for 2013, the Committee undertook a thorough and thoughtful process to consider an evaluation of his responsibilities and experience, both at the Company during our year-long transition plan and in his prior employment, the compensation packages of companies experiencing executive leadership transitions similar to ours, compensation packages for new executive officers at peer and other public companies, publicly-available executive compensation information of peer companies, internal pay equity, competitive market and retention objectives, severance package best practices, challenges facing our industry, and incentives needed to continue to motivate and reward exceptional performance by our executive officers. While the Board believed that each of the provisions of Mr. Broussard’s employment agreement were in and of themselves reasonable, the Board also believed that the overall terms of his employment agreement were appropriate when considered in light of Mr. Broussard’s total compensation and the Company’s historical practice of encouraging pay-for-performance through a compensation program that is market-based, competency-paced and contribution-driven.

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Following extensive engagement with our stockholders during 2013, the Committee determined to pursue certain adjustments to our employment agreement with Mr. Broussard to more closely align with best practices for governance and compensation.

Effective February 27, 2014, we entered into an amended and restated employment agreement with Mr. Broussard, which we refer to as the Current Broussard Agreement. The Current Broussard Agreement provides for the following compensation elements:

—	Annual base salary of not less than $1,120,000;

—	Target annual incentive equal to 150% of his base salary and a maximum annual incentive equal to 150% of his target incentive (i.e., 225% of his base salary);

—

A long-term incentive award to be granted in February 2014 with a value of $6,750,000 (determined on the same basis as the Committee values such awards generally) and in a form and on terms comparable to the long-term incentive awards to be granted in 2014 to our other senior executives; and

—	Participation in all benefit plans, including retirement plans and perquisites, made available by the Company to other senior executives.

In addition, while our stockholders generally noted that they were pleased with our financial performance and our overall compensation program, a few stockholders noted potential issues with the 2012 Broussard Employment Agreement. Our Committee took into account the results of our investor outreach in negotiating the Current Broussard Agreement, and the following highlights certain additional changes:

Potential Issues Noted with the 2012 Broussard Employment Agreement	Treatment in the Current Broussard Agreement
The agreement was not for a fixed term, but provided for automatic successive one-year term renewals absent notice.	The agreement is for a fixed term ending on December 31, 2018.
If the Company had not renewed the agreement and Mr. Broussard had voluntarily resigned after the agreement had terminated, he would have been entitled to cash severance and acceleration of outstanding equity awards.	This provision has been removed.
In the event of termination following a change in control, Mr. Broussard’s outstanding equity awards would have automatically accelerated.	In the event of termination following a change in control, and with respect to equity awards granted after December 31, 2013, a pro-rated portion of all time-based awards other than stock options will vest, all unvested stock options will be forfeited, and a pro-rated portion of all performance-based equity awards will continue to vest according to their original schedule and ultimately vest based on the actual level of performance attained.
In the event of termination following a change in control, Mr. Broussard would have received cash severance based on base salary and maximum bonus payout.	In the event of termination following a change in control, Mr. Broussard will receive cash severance based on base salary and target bonus payout.

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Base Salary

Base salary for our Named Executive Officers is determined by an assessment of:

—	overall Company performance;

—

individual Named Executive Officer performance, including commitment to our values, which are the guiding forces behind all our actions – Inspire Health, Cultivate Uniqueness, Rethink Routine, Pioneer Simplicity, and Thrive Together;

—	internal pay equity;

—	the need to attract, motivate and retain qualified executives in a highly-competitive market;

—	changes in individual Named Executive Officer responsibilities; and

—	relevant external benchmarking.

While vital aspects of performance can be measured in financial terms, we also evaluate executive management in areas that must be assessed more subjectively. These areas include the development and execution of strategic plans, the exercise of leadership in the development of management talent, innovation and improvement in our products and processes, as well as the executive’s involvement in industry groups and in the communities that we serve.

Base salary levels are established to ensure the attraction, development and retention of superior talent while also taking into account an individual executive’s performance. For our Named Executive Officers, base salaries were established, in conjunction with other components of total compensation, to approximate the market median.

As in prior years, the Committee reviewed base salary information developed by our human resources associates and our compensation consultant to establish market median data. We generally target the market median when establishing individual salaries, and they typically range from the 25th to the 75th percentile, although we also recognize the need to attract, motivate and retain qualified executives in a highly-competitive market. Annualized base salaries of the Named Executive Officers in 2013 and their relationship to market medians are listed in the table below.

Named Executive Officer	2013 Base Salary(1)	2013 Market Median(2)
Bruce D. Broussard	$1,085,000	$1,100,000
James H. Bloem	$637,500	$700,000
James E. Murray	$765,000	$711,000
Timothy S. Huval	$525,000	$575,000
Jody L. Bilney	$525,000	$575,000

(1)	For each Named Executive Officer, the amounts disclosed represent the annualized base salary for 2013.

(2)	Based on relevant external benchmarking of Named Executive Officers and the proxy statements of the peer group.

Annual Cash Incentives

Incentive Plan Objectives

Our annual incentive compensation plans ensure a portion of each Named Executive Officer’s compensation is “at risk” by linking such portion of compensation to certain key performance objectives and rewarding them, when appropriate, for their efforts in optimizing our profitability and growth consistent with sound and ethical business practices and appropriate risk-taking.

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Description of the Plan for Named Executive Officers

The Humana Inc. Executive Management Incentive Compensation Plan, which we refer to as the Management Incentive Plan, is administered by the Committee. The Committee annually selects those executive officers and other key executives eligible to participate in the Management Incentive Plan and establishes specific performance targets based on predetermined business goals, and an objective formula or standard to determine the minimum and maximum awards payable to each participating executive. The Committee has sole discretion to determine the form, amount and terms of each award, which need not be uniform among the persons eligible to receive awards. The Committee may determine at the time the performance targets are established that certain adjustments will be made in evaluating whether the performance targets have been met (e.g., disposition or acquisition of a business, gains or losses resulting from material litigation, or the effect of changes in accounting principles during the performance period). During 2013, each of our Named Executive Officers participated in the Management Incentive Plan.

2013 Management Incentive Plan Compensation

For all Named Executive Officers, the 2013 performance target was based on the attainment of a pre-established earnings per share, or EPS, objective. The Committee selected this single performance target because it believed that those individuals with the greatest responsibility for the strategy, implementation and success of the organization should have a substantial portion of their compensation linked to the achievement of this financial goal. The Committee felt that attainment of an EPS goal was the best reflection of the success of our financial objectives and business plan, and the goal was therefore established to provide a direct link between executive compensation and this key performance objective of the Company.

For 2013 there were threshold, target and maximum achievement payout levels that impacted the final value of the award for our Named Executive Officers. The EPS target for 2013 of $7.70 was based on our business plans and also considered the earnings per share guidance that we provided during the year to our stockholders. The target was considered a challenging goal, based on the prospects of our businesses, including the impact of health care reform and an uncertain economy. Performance below the threshold of $7.16 EPS would yield no award. The maximum EPS of $8.24 was set to encourage increased performance within a tolerable level of risk.

The percentages of 2013 base earnings paid at each of the threshold, target and maximum levels were established through a process of external benchmarking of total compensation against our external peer group. These percentages reflect our philosophy of targeting total compensation at the median, while recognizing that a significant percentage of total compensation should be performance-based.

The following summarizes the results of the Company’s external benchmarking of the companies comprising the Company’s peer group with respect to annual incentive compensation:

	Target Bonus Opportunity (as a percentage of base salary)		Maximum Bonus Opportunity (as a percentage of base salary)
	Humana(1)	Peers(2)	Humana(1)	Peers(2)
CEO/President	150%	150%	225%	300%
Other Named Executive Officers	100%	100%	150%	200%

(1)	Percentages based on 2013 compensation, as reported in this proxy statement.

(2)	Percentages based on 2012 compensation, as used by the Committee in external benchmarking to set 2013 compensation. The target and maximum bonus opportunities of the peer group were based upon the median percentage in each case.

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The following table sets forth the potential range of payments our Named Executive Officers could have earned under the Management Incentive Plan, expressed in total dollars and as a percentage of 2013 annual base salary:

Named Executive Officer	2013 Base Salary(1)	Threshold EPS of $7.16		Target EPS of $7.70		Maximum EPS of $8.24
		% of Base	MIP Payment	% of Base	MIP Payment	% of Base	MIP Payment
Bruce D. Broussard	$1,085,000	75%	$813,750	150%	$1,627,500	225%	$2,441,250
James H. Bloem	$637,500	50%	$318,750	100%	$637,500	150%	$956,250
James E. Murray	$765,000	50%	$382,500	100%	$765,000	150%	$1,147,500
Timothy S. Huval	$525,000	50%	$262,500	100%	$525,000	150%	$787,500
Jody L. Bilney	$525,000	50%	$262,500	100%	$525,000	150%	$787,500

(1)	For each Named Executive Officer, the amounts disclosed represent the annualized base salary for 2013.

Our EPS for 2013 increased to $7.73, including the $0.99 per share of benefits expense for our closed block long-term care insurance policies reserve strengthening. When this performance was considered by the Committee in light of the over-performance of our strategic business lines, the Committee decided to award payments to our Named Executive Officers as if the Company had achieved at the maximum level as provided in the table above. In arriving at this determination, the Committee considered the need to preserve the intended incentives and benefits of our Management Incentive Plan structure, the fact that the reserve strengthening was extraordinary and unusual in nature, and that most of our strategic business lines had performed significantly above management’s expectations in 2013. See the Summary Compensation Table in the Executive Compensation section of this proxy statement for the specific amounts paid to the Named Executive Officers.

Equity Awards

In 2013, we used a mix of stock options, restricted stock unit and performance-based stock unit awards to compensate our Named Executive Officers, an equity compensation program which we believe provides an appropriate balance between inducement, retention and motivation of executives and the creation of stockholder value. Equity-based compensation provides a vital link between the long-term results achieved for our stockholders and the financial rewards provided to our Named Executive Officers. We use a mix of stock options, restricted stock unit and performance-based stock unit awards to compensate our Named Executive Officers because we believe that each form of equity compensation provides us with different benefits.

—

Stock Options. The value recognized under our stock option grants reflects the economic performance of the Company over time. We use stock options to motivate and challenge our executives to achieve positive returns for our stockholders by placing key elements of executive compensation at risk, with a secondary benefit of retention derived from vesting conditions imposed on the stock options and a non-compete covenant embedded in our stock option agreements.

—

Time-Based Restricted Stock Units. Restricted stock units generally provide value regardless of whether our stock price increases from the date of grant. We use restricted stock unit grants for inducement, retention purposes through time-based vesting conditions imposed on the restricted stock units and a non-compete covenant embedded in our restricted stock unit agreements, and to motivate and challenge our executives. A secondary benefit is derived from the potential added appreciation opportunity as our stock price increases. Generally, awards of restricted stock units vest fully three years from the date of grant, subject to continued employment with the Company through the vesting date.

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—

Performance-Based Restricted Stock Units. In 2013, our Committee determined to award each Named Executive Officer a performance-based equity award in the form of restricted stock units, with vesting at the end of three years contingent upon our achievement of specified financial and business growth targets over the vesting period and continued employment with the Company through the end of the vesting period. We use performance-based restricted stock units to further align the economic incentives of our Named Executive Officers to those of our stockholders.

All equity awards are granted at regularly scheduled meetings of our Board of Directors, or of the Committee, although the Committee may also approve equity grants to newly-hired executive officers, or in connection with acquisitions of new companies, at the Board or Committee meeting at which such activity is approved. The Committee, with the assistance of our independent compensation consultant and management, determines the aggregate amounts and terms of stock option, restricted stock and performance-based restricted stock awards for each Named Executive Officer following a review of stock programs and competitive practices at peer companies, along with an analysis of equity cost.

The grant value of each award reflects the executive’s level of responsibility and contributions to the Company’s performance. In making equity awards, the Committee reviews and approves the dollar value of an award to be granted to each Named Executive Officer, based on the internal and external benchmarking of total compensation discussed above. The number of shares subject to the award is then determined using the fair market value of the option on the grant date, which, in the case of stock options, is determined by the Black-Scholes methodology.

With respect to external benchmarking, the Committee uses competitive market data as a starting point for its analysis of the compensation of the Company’s Named Executive Officers. The companies in our peer group utilize a mix of stock options, restricted stock units, performance shares/units, and cash incentive plans for long-term incentive compensation. The following summarizes the results of the Committee’s external benchmarking with respect to total direct compensation (comprised of base salary, cash incentive plan and equity long-term incentive compensation):

Named Executive Officer	Humana Target Total Direct Compensation	Market Median Total Target Direct Compensation
President and Chief Executive Officer	$7,712,500	$10,789,000
Chief Financial Officer	$3,025,000	$4,010,000
Chief Operating Officer	$3,530,000	$3,950,000
Fourth Highest-Paid Executive	$2,400,000	$2,637,000
Fifth Highest-Paid Executive	$2,400,000	$2,637,000

Our stockholder-approved equity incentive compensation plans, the “2003 Stock Incentive Plan” and the “2011 Stock Incentive Plan,” each provide that all stock options are granted at the average of the high and low stock trading price on the NYSE composite tape (fair market value) on the date of grant. For the last several years, the annual Company-wide stock option, restricted stock and performance-based restricted stock awards have been made at the Committee meeting held in the first quarter of the year, following the announcement of our annual results for the prior year. The Board and Committee schedules are determined more than a year in advance. In addition to the annual grant, options, restricted stock and/or restricted stock units are generally granted for promotions, new hires, retention purposes, or increases in responsibilities at the six regularly scheduled meetings of the Board or the Committee. As noted above, the Committee may approve equity grants in connection with new hires of executive officers and/or acquisitions by the Company at special meetings of the Board or Committee.

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2013 Awards

In 2013, our Named Executive Officers were awarded long-term equity incentive grants designed, in conjunction with other components of total compensation, to be competitive in relation to the market median, as described above. Our Named Executive Officers were awarded 25% of their equity grants in the form of stock options, 25% in the form of restricted stock units with time-based vesting, and 50% in the form of performance-based restricted stock units with performance criteria for these latter awards based upon three-year cumulative goals for (a) strategic membership growth and (b) return on invested capital less weighted average cost of capital (ROIC-WACC). Due in part to the many challenges facing our industry, the Committee believes that the strategic membership growth and ROIC-WACC goals are challenging and will require superior performance to achieve either the target or maximum payout levels. The Committee based the performance goals on strategic membership growth and ROIC-WACC because it believes that, at this time, the combined use of these metrics are the most comprehensive factors for driving sustainable growth and returns in the Company’s business.

In this proxy statement, the table entitled, “Grants of Plan-Based Awards,” shows the number of stock options, restricted stock and performance-based units awarded to each Named Executive Officer and the aggregate grant date fair value for each award, the table entitled, “Summary Compensation Table,” reports the aggregate grant date fair value of awards for each fiscal year, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” and the table entitled “Outstanding Equity Awards at Fiscal Year-End,” lists the equity awards outstanding by grant date and price for each Named Executive Officer.

The Committee routinely reviews the outstanding equity information for each executive officer to examine the value of prior compensation decisions. The value of outstanding equity awards may be taken into account in establishing the level of equity awards to be made.

Retirement Plans

During 2013, we had three retirement plans covering our Named Executive Officers:

—	The Humana Retirement Savings Plan, which we refer to as the HRSP, is a qualified, 401(k) plan providing for both participant and Company contributions, and is available to all associates;

—

The Humana Retirement Equalization Plan, which we refer to as the HREP, is a nonqualified, unfunded, defined contribution plan that restores Company contributions to the Humana Retirement Savings Plan, which are restricted by Internal Revenue Code, or IRC, compensation limits; and

—

The Humana Inc. Deferred Compensation Plan, or the Deferred Compensation Plan, an unfunded plan maintained for the purpose of providing to a group of highly compensated executives a vehicle to defer a portion of their annual performance-based cash income for purposes of personal savings and tax planning. There are no Company contributions to this plan. For 2013, none of the Named Executive Officers participated in the Deferred Compensation Plan.

For additional details on our retirement plans see the table entitled “Nonqualified Deferred Compensation” which covers the HREP and the Deferred Compensation Plan, and the section entitled “Potential Payments Upon Termination or Change in Control,” which discusses all of our retirement plans.

We believe that our retirement programs will provide our executives with competitive levels of income replacement upon retirement, reflecting the executive’s years of service with our Company, and provide us with a package that will both attract and retain key talent in the Company.

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Severance/Change in Control

Mr. Broussard

Effective February 27, 2014, we entered into an amended and restated employment agreement with Mr. Broussard, our President and Chief Executive Officer, which we refer to as the Current Broussard Agreement, which would govern any severance or change in control payments for Mr. Broussard. There are no excise tax gross-up provisions in the Current Broussard Agreement. For a description of the severance benefits to which Mr. Broussard would be entitled upon a termination of employment, see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this proxy statement.

Other Named Executive Officers

The Company maintains a severance policy, which we refer to as the Severance Policy, for all of our Named Executive Officers, except for Mr. Broussard (whose severance payments are covered by the Current Broussard Agreement). The Severance Policy provides our Named Executive Officers with severance benefits upon certain qualifying terminations of employment, with such benefits calculated based on their years of service with the Company, with a minimum of one year of annual base salary for each Named Executive Officer. In connection with receiving benefits pursuant to the Severance Policy, the Named Executive Officer is required to enter into a written agreement that forbids him or her from competing for a period of twelve months and the written agreement will also provide for specific provisions relating to non-disparagement and cooperation. For a discussion of the payments each of our Named Executive Officers would receive in the event of a termination of employment that qualifies for severance pursuant to the Severance Policy, see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this proxy statement.

In addition, we operate in a highly competitive, complex and consolidating industry. Therefore, we have entered into Change in Control severance agreements, which we refer to as CIC Agreements, with all executive officers, including our Named Executive Officers (except for Mr. Broussard, whose severance in the event of a Change in Control would be governed by the Current Broussard Agreement). Pursuant to the CIC Agreements, in the event that the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason within twenty-four months following a Change in Control (as each term is defined in the CIC Agreements), or by the Company without Cause under certain circumstances prior to a Change in Control, certain benefits will be provided to these executives.

As of December 31, 2013, under the CIC Agreements, these individuals would have been entitled to receive severance pay generally determined by multiplying the sum of each individual’s annual base salary and the maximum target incentive compensation payable to him or her, by a multiple ranging from one to one and one-half. In February 2014, we entered into amendments to the CIC Agreement between us and each Named Executive Officer that provides that the payment owed in the event of a Change in Control would be limited in all circumstances to a multiple of annual base salary and target incentive compensation. Therefore, from and after January 1, 2014, each of the Named Executive Officers (except for Mr. Broussard, whose severance in the event of a Change in Control would be governed by the Current Broussard Agreement) would receive a payment in the amount of one and one-half times the sum of his or her base salary and target incentive payment in the event of a termination of employment under the circumstances described above. Health, life and disability insurance coverage would be provided, generally for a two-year period following termination unless the participant dies or is eligible for comparable coverage from another source.

All of the CIC Agreements (including the Change in Control provisions of the Current Broussard Agreement) provide for severance benefits payable only upon a “double trigger” (i.e., two events must occur before any severance payment is made: the executive officer must be terminated or constructively terminated as described in the CIC Agreement, and such termination must have occurred during a specified period after the Company entered into a definitive agreement, the consummation of which would result in a Change in Control, or the Change in Control has occurred), although the executives may be entitled to accelerated vesting of equity

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compensation solely upon the occurrence of a change in control pursuant to the terms of the applicable award agreement as described in more detail herein. The Committee opted for a “double-trigger,” rather than providing for payments solely on the basis of a Change in Control, because we believe this to be more consistent with the purpose of encouraging the continued employment of our Named Executive Officers following a Change in Control. In the health benefits industry, mergers and acquisitions resulting in a Change in Control are common. We believe that the CIC Agreements for our Named Executive Officers allow our executives to devote their time to the duties of running our Company without being distracted by a potential Change in Control. Furthermore, the CIC Agreements have a significant retention value to the Company with respect to our Named Executive Officers. We believe that the severance multiples provided for in the CIC Agreements are appropriate because they are comparable to similarly situated senior executives across U.S. industries. For a discussion of the payments each of our Named Executive Officers would receive in the event of a termination of employment in connection with a Change in Control or in the event of a termination of employment in other circumstances, see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this proxy statement.

Perquisites

We also provide certain other benefits to our Named Executive Officers as part of our competitive compensation program. The amounts expended through these programs are explained in detail in the footnotes that follow the Summary Compensation Table. As noted, not all Named Executive Officers participate in each benefit. The benefits include limited personal use of Company aircraft for the Named Executive Officers, an annual physical, a matching charitable gift program, supplemental life insurance benefits, financial planning assistance, commuting and local housing allowances, and club memberships (used for business purposes; if from time to time used for personal reasons, the executive must reimburse the Company).

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Other Compensation Considerations

Compensation Mix

The key elements of direct executive compensation — salary, cash incentives, and equity awards — are designed to place a substantial portion of executive pay at risk. While salaries are intended to be assured, the other two elements only have value if certain key performance results are achieved. Cash incentives are paid only upon the achievement of defined financial objectives. Grants of stock options only have value to executives if the value of the Company increases through common stock price appreciation and any applicable vesting conditions are satisfied, providing a retention benefit to the Company.

We believe that having a larger measure of key pay elements at risk motivates and challenges our executives to achieve positive returns for our stockholders, reflecting our philosophy that, in addition to being market-based, the total compensation of our Named Executive Officers should be competency-paced and contribution-driven. The chart and table below illustrate the relative mix of pay at risk in 2013 for our Named Executive Officers, comprised of base salary, the potential value of the target annual cash incentive earned in 2013 though paid in 2014, and the aggregate grant date fair value of the 2013 grants of stock options (based on a Black-Scholes valuation at the time of grant), restricted stock unit awards and performance-based unit awards. See the tables entitled “Summary Compensation Table” and “Grants of Plan-Based Awards” that follow this report for greater detail.

		Compensation At Risk 2013(1)
Named Executive Officer	Base Salary	Target Annual Incentive	Long- Term Incentive	Total
Bruce D. Broussard	11%	16%	74%	100%
James H. Bloem	16%	16%	67%	100%
James E. Murray	17%	17%	66%	100%
Timothy S. Huval	17%	17%	66%	100%
Jody L. Bilney	21%	21%	58%	100%
Average for NEOs:	15%	17%	68%	100%

(1)	Long-term incentive compensation includes aggregate grant date fair value of stock option awards and restricted stock unit awards, and target value of performance-based equity awards. Base salary includes any sign-on or guaranteed bonuses paid in 2013.

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Clawbacks

In 2009, the Committee adopted a clawback policy to supplement those provisions set forth in the Sarbanes-Oxley Act of 2002 and related regulations.

The clawback policy:

—	applies to all executive officers;

—	permits the recoupment of compensation in the event of a material restatement of the Company’s financials as a result of the misconduct or fraud on the part of the executive officer;

—

permits the recoupment of all cash-based incentives earned by the executive officer involved in the misconduct or fraud during the twelve month period following the first public issuance of the financials that are the subject of the restatement; and

—	grants discretion to the Committee with respect to the application of the clawback provision.

Stock Ownership Guidelines

The Board believes that linking a significant amount of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, gives the executive a stake similar to that of our stockholders. Consequently, the Board of Directors has established stock ownership guidelines for the Company’s executive officers.

Expressed as a multiple of base salary, minimum levels of Humana common stock ownership, excluding shares held in retirement accounts and unexercised stock options, are:

— Chief Executive Officer:	Five times base salary

— Direct reports to the Chief Executive Officer (including all Named Executive Officers):	Three times base salary

— All other Section 16 officers:	Two times base salary

In addition, the stock ownership guidelines provide that any shares owned by an executive officer (or shares received upon the exercise of stock options or vesting of restricted stock or restricted stock units, less an amount to cover current tax liabilities) must be held by the executive officer until the relevant multiple is reached and thereafter maintained.

Compensation Policies Based on Certain Tax Rules

The American Jobs Creation Act of 2004 materially changed the tax rules applicable to nonqualified deferred compensation arrangements, codified in Section 409A of the Internal Revenue Code (“Section 409A”). Section 409A provides that compensation deferrals under nonqualified deferred compensation plans, like the Company’s Supplemental Plan, are currently counted as gross income for all taxable years to the extent that the amounts are not subject to a substantial risk of forfeiture and have not previously been included in gross income, unless certain requirements are met. We believe that the HREP, the CIC Agreements, the Management Incentive Plan, the Deferred Compensation Plan, and our severance program are in compliance with the statutory provisions currently in effect so that any compensation payable under the plans either is not considered deferred compensation under Section 409A or is deferred in a manner that complies with Section 409A.

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Consideration of Advisory Votes

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010 (which we refer to as the Dodd-Frank Act), requires that we include in our proxy statement a non-binding advisory stockholder vote to approve the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in the proxy statement for that meeting (commonly referred to as a “Say-on-Pay” vote). At our 2011 Annual Meeting, our stockholders voted for the approval of an annual advisory vote with respect to our Named Executive Officer compensation, and our Board of Directors considered and accepted this stockholder vote and management’s recommendation regarding the frequency of future stockholder advisory votes.

Last year, at our 2013 Annual Meeting of Stockholders, our stockholders again voted their approval of the compensation of our Named Executive Officers with approximately 63.4% of the votes cast. The Committee has considered the results of this advisory vote in determining the Company’s compensation policies and decisions for 2013, and has determined that these policies and decisions are and have been appropriate and in the best interests of the Company and its stockholders at this time. For additional information regarding the 2013 vote, please refer to the section entitled, “Investor Outreach and the 2013 Say-On-Pay Vote” in this proxy statement.

Organization & Compensation Committee

The current members of the Committee are William J. McDonald, Chairman, W. Roy Dunbar, David A. Jones, Jr. and Marissa T. Peterson. Considering (i) the source of each director’s compensation, including any consulting, advisory or other compensatory fees paid by Humana; and (ii) whether each director has an affiliate relationship with Humana, a subsidiary of Humana or an affiliate of a subsidiary of Humana, the Board determined that each member of the Committee is independent, as defined by the SEC and the NYSE, and are considered “outside directors” under Section 162(m) of the Internal Revenue Code.

During 2013, the Committee met eleven times. The Committee operates pursuant to a charter which is reviewed and approved each year. There were no changes to the Committee’s charter during 2013. The full text of the Committee charter may be viewed on our corporate website. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then you will see a link to the Committee Charters.

Compensation Consultants

The Committee retains an independent compensation consultant to ensure that the Committee has objective information needed to make informed decisions in the best interests of stockholders based on compensation trends and practices in public companies, and to provide assistance to the Committee in evaluating our executive compensation policy and programs. The Committee’s independent compensation consultant advises on the interpretation of various rules and regulations impacting executive compensation, reviews with the Committee management’s proposals and initiatives, provides certain data on competitive pay levels, and undertakes special projects on behalf of the Committee.

In April 2013, the Committee approved a change in compensation consultant to Towers Watson, replacing Frederic W. Cook & Co., Inc., or Cook, who had served as its independent compensation consultant since 2004. In addition, in 2013, the Company retained Aon Hewitt to provide certain advice to management regarding executive compensation.

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In the case of each of Towers Watson, Cook and Aon Hewitt, the Committee has considered certain factors to determine whether such firm’s service as a compensation consultant raised a conflict of interest, including, among other things:

—	Whether the firm provided other services to Humana;

—	The amount of fees received by the firm from Humana, as a percentage of such firm’s total revenue;

—	The firm’s policies and procedures that are designed to prevent conflicts of interest;

—	Whether the firm’s representatives providing services to the Committee have any business or personal relationship with a member of the Committee;

—	Whether the firm’s representatives providing services to the Committee own Humana stock; and

—	Whether the firm’s representatives providing services to the Committee, or the firm itself, have any business or personal relationship with any of our executive officers.

In 2013, following their retention in April, a representative of Towers Watson attended all of the regularly-scheduled Committee meetings, including, when invited, executive sessions. In accordance with the Committee’s Charter, the Committee has the sole authority to determine the compensation for, and to terminate the services of, Towers Watson. For executive compensation advisory support services provided to the Committee in 2013, we paid Towers Watson approximately $263,500. The Risk Consulting and Services segment of Tower Watson also provided other services to us during 2013, for which we paid Towers Watson approximately $129,000. In 2013, we also purchased various compensation survey data from Towers Watson Data Services segment for an aggregate of $15,000 in fees.

Prior to the retention of Towers Watson in April 2013, a representative of Cook attended all of the Committee meetings, and for services provided to the Committee in 2013, we paid Cook approximately $45,000. In 2013, Cook provided no additional services to the Company.

For consulting services related to communications, retirement, health and benefits, transactional human resources support, and compensation, we paid Aon Hewitt approximately $300,000 in 2013. In addition, we paid approximately $3 million in commissions to Aon Hewitt through its retiree health plan exchange.

After considering the above factors, the Committee determined that the service as a compensation consultant of each of Towers Watson, Cook and Aon Hewitt during 2013 did not raise any conflict of interest.

Humana Inc. – 2014 Notice of Annual Meeting of Stockholders and Proxy Statement	49

ORGANIZATION & COMPENSATION COMMITTEE REPORT

The Organization & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2013 with management. In reliance on these reviews and discussions, the Organization & Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, the inclusion of this Compensation Discussion and Analysis in this proxy statement.

All members of the Organization & Compensation Committee of the Company whose names follow submit the foregoing report.

ORGANIZATION & COMPENSATION COMMITTEE

William J. McDonald, Chairman

W. Roy Dunbar

David A. Jones, Jr.

Marissa T. Peterson

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the last three fiscal years by (i) Bruce D. Broussard, our President and Chief Executive Officer, (ii) James H. Bloem, our Chief Financial Officer as of December 31, 2013, (iii) each of our three other highest compensated executive officers serving at December 31, 2013 (collectively, the “Named Executive Officers”).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(1)	Option Awards($) (f)(2)	Non-Equity Incentive Plan Compensation ($) (g)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)(4)	Total ($) (j)
Bruce D. Broussard, President and Chief Executive Officer (5)	2013	1,077,884	—	3,750,021	1,235,534	2,155,768	—	628,859	8,848,066
	2012	900,000	—	0	0	1,350,000	—	631,154	2,881,153
	2011	41,538	—	6,999,907	3,488,618	0	—	2,219	10,532,282
James H. Bloem, Senior Vice President & Chief Financial Officer & Treasurer	2013	637,019	—	1,312,503	432,436	955,528	—	128,028	3,465,515
	2012	625,000	—	489,108	926,192	625,000	—	141,215	2,806,515
	2011	573,250	—	1,825,508	594,740	859,875	—	138,499	3,991,872
James E. Murray, Executive Vice President & Chief Operating Officer	2013	764,423	—	1,499,994	494,209	1,146,634	—	203,525	4,108,785
	2012	750,000	—	838,420	1,587,743	725,000	—	246,317	4,147,480
	2011	702,478	—	3,060,680	1,024,253	1,053,717	—	211,428	6,052,556
Timothy S. Huval, Senior Vice President & Chief Human Resources Officer	2013	504,807	400,000	2,512,568	333,599	757,210	—	358,721	4,866,894
	2012	—	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—	—
Jody L. Bilney, Senior Vice President & Chief Consumer Officer	2013	353,365	300,000	1,124,974	364,813	530,047	—	378,666	3,051,865
	2012	—	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—	—

(1)	The amounts listed under the column “Stock Awards” in the Summary Compensation Table above disclose the aggregate grant date fair value of equity awards granted in the 2013 fiscal year, as well as in prior periods, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.” Performance-based units are disclosed at target value – for a presentation of the ranges of potential values of these performance-based awards at vesting dependent upon the achievement of performance measures, please refer to the table entitled, “Grants of Plan Based Awards” in this proxy statement. The aggregate grant date fair value of each performance-based unit award assuming that the highest level of performance conditions will be achieved is as follows:

Bruce D. Broussard	$3,900,023
James H. Bloem	$1,365,042
James E. Murray	$1,560,032
Timothy S. Huval	$1,053,013
Jody L. Bilney	$1,170,000

(2)	The amounts listed under the “Option Awards” column in the Summary Compensation Table above disclose the aggregate grant date fair value of stock option awards granted in the 2013 fiscal year, as well as in prior periods, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation.” Note 12 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2013, describes the assumptions used to determine the grant date fair value for overall Company stock options.

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The assumptions used for valuing the Named Executive Officers’ stock options as a group, applying the Black-Scholes methodology, were as follows:

	2013	2012	2011
Weighted Average Fair Value at Grant Date	$23.86	$32.23	$27.99
Expected Option Life (Years)	4.7	4.7	4.9
Expected Volatility	43.2%	47.1%	46.4%
Risk Free Interest Rate	0.8%	0.8%	1.9%
Dividend Yield	1.5%	1.1%	0.4%

(3)	For a discussion of the potential ranges that could have been earned in 2013 under the Management Incentive Plan, see the Grants of Plan-Based Awards table.

(4)	The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include: Company contributions to the Humana Retirement Equalization Plan and the Humana Retirement Savings Plan; personal use of Company aircraft for the Named Executive Officers; a matching charitable gift program; life insurance benefits; physicals; and financial planning assistance. In addition, we pay for club memberships for certain Named Executive Officers. These are used for business purposes, and if used from time to time for personal reasons, the Named Executive Officer must reimburse us for any expense.

Company Contributions to the Humana Retirement Equalization Plan (this amount is also listed in the Nonqualified Deferred Compensation table):

Bruce D. Broussard	$162,966
James H. Bloem	$75,526
James E. Murray	$94,457
Timothy S. Huval	$18,736
Jody L. Bilney	$7,377

Personal Use of Company Aircraft: The costs of personal use of Company aircraft was based on the aggregate incremental costs to the Company, including the lost tax deduction to the Company and personal deadhead hours.

Bruce D. Broussard	$320,967	*
James H. Bloem	$0
James E. Murray	$60,878
Timothy S. Huval	$0
Jody L. Bilney	$6,288

*	Of this figure, approximately $209,215 represents the use of company aircraft by Mr. Broussard for commuting purposes in accordance with the previously-disclosed Broussard Employment Agreement prior to his relocation to the Louisville, Kentucky area.

Matching Charitable Contributions:

Bruce D. Broussard	$17,250
James H. Bloem	$20,000
James E. Murray	$10,000
Timothy S. Huval	$20,000
Jody L. Bilney	$20,000

Financial Planning:

Bruce D. Broussard	$18,489
James H. Bloem	$0
James E. Murray	$0
Timothy S. Huval	$17,313
Jody L. Bilney	$9,259

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Company Contributions to the Humana Retirement Savings Plan:

Bruce D. Broussard	$19,125
James H. Bloem	$19,125
James E. Murray	$19,125
Timothy S. Huval	$19,125
Jody L. Bilney	$19,125

Other (Includes life insurance, reimbursement for relocation expenses, physicals, commuting and housing allowances, and guest expenses while on business travel):

Bruce D. Broussard	$90,062
James H. Bloem	$13,377
James E. Murray	$19,065
Timothy S. Huval	$283,547
Jody L. Bilney	$316,617

(5)	On November 2, 2012, we entered into an amended and restated employment agreement with Mr. Broussard, which we refer to as the 2012 Broussard Employment Agreement, pursuant to which Mr. Broussard served as our President and Chief Executive Officer during 2013. Pursuant to the 2012 Broussard Employment Agreement, Mr. Broussard was paid an annual base salary of not less than $1,085,000 and was eligible to participate in all benefit plans and programs made available by us to our employees, including participation in bonus and incentive compensation plans and programs on terms determined by the Committee. In addition, Mr. Broussard was eligible to receive a target annual incentive equal to 150% of his base salary and a maximum annual incentive equal to 150% of his target incentive, payable pursuant to the Company’s Executive Management Incentive Compensation Plan. Mr. Broussard was also entitled to a long-term incentive award in 2013 with a value of $5,000,000 (such to be determined on the same basis as the Committee’s values such awards generally). In recognition of the fact that Mr. Broussard needed to temporarily commute to the Louisville area, the 2012 Broussard Employment Agreement also provided for: (i) standard relocation benefits under the company’s relocation policy; (ii) use of the Company aircraft for purposes of commuting from his former residence to the Company’s principal offices in Louisville, Kentucky; and (iii) a housing allowance in the amount of $10,000 per month. These commutation and housing allowances were to be provided until the earlier of (a) Mr. Broussard’s relocation to Louisville, Kentucky, and (b) August 31, 2013, with no gross-ups for any taxes Mr. Broussard may have incurred with respect to these payments or benefits. Mr. Broussard was also entitled to be reimbursed for legal fees incurred in connection with the negotiation of the Broussard Employment Agreement. Effective February 27, 2014, we replaced the 2012 Broussard Employment Agreement with the Current Broussard Agreement.

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Grants of Plan-Based Awards

The following table provides information about equity awards granted in 2013 under our Amended and Restated 2003 Stock Incentive Plan, which we refer to as the 2003 Stock Plan, or our 2011 Stock Incentive Plan, which we refer to as the 2011 Stock Plan, and the range of potential payments earned in 2013 under the Humana Inc. Executive Management Incentive Compensation Plan, which we refer to as the Management Incentive Plan. A discussion of the features of each type of award is included in the footnotes that follow the table.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Of Shares Of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k-1)	(k-2)	(l)
Bruce D. Broussard	01/01/2013	813,750	1,627,500	2,441,250
	02/20/2013							17,161			72.60	1,250,007
	02/20/2013								52,003	72.84	72.60	1,235,534
	02/20/2013				21,966	34,322	53,542					2,500,014
James H. Bloem	01/01/2013	318,750	637,500	956,250
	02/20/2013							6,006			72.60	437,477
	02/20/2013								18,201	72.84	72.60	432,436
	02/20/2013				7,688	12,013	18,740					875,027
James E. Murray	01/01/2013	382,500	765,000	1,147,500
	02/20/2013							6,864			72.60	499,974
	02/20/2013								20,801	72.84	72.60	494,209
	02/20/2013				8,787	13,729	21,417					1,000,020
Timothy S. Huval	01/01/2013	262,500	525,000	787,500
	02/20/2013							4,633			72.60	337,468
	02/20/2013								14,041	72.84	72.60	333,599
	01/02/2013							21,709			68.44	1,500,092
	02/20/2013				5,931	9,267	14,457					675,008
Jody L. Bilney	01/01/2013	262,500	525,000	787,500
	05/02/2013							4,906			75.30	374,966
	05/02/2013								14,868	76.43	75.30	364,813
	05/02/2013				6,280	9,813	15,308					750,008

(1)	Amounts calculated based upon annualized base salary, rather than actual amounts paid, for 2013. The actual payment of incentive compensation is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table under “Executive Compensation” in this proxy statement. For the EPS objective under our Management Incentive Plan, there are threshold, target and maximum achievement payout levels that impact the final value of the award. Performance below the threshold yields no award. See the Compensation Discussion and Analysis contained herein for a discussion of incentive compensation for our Named Executive Officers. The Committee has sole discretion to determine whether to actually pay the entire permissible award, to decrease an award, or to defer payment of any award. The Committee is also authorized to establish additional conditions and terms of payment for awards, including the achievement of other or additional financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. The Committee may not waive the basic performance targets as to the business criteria chosen for any performance period. As Ms. Bilney’s employment began on May 2, 2013, she will receive a pro-rated amount of the final payout.

(2)	In 2013, our Named Executive Officers were awarded 25% of their equity grants in the form of stock options, 25% in the form of restricted stock units with time-based vesting, and 50% in the form of performance-based restricted stock units with performance criteria for these latter awards based upon three-year cumulative goals for (a) strategic membership growth and (b) return on invested capital less weighted average cost of capital (ROIC-WACC). The performance-based units vest three years from the date of grant to the extent that the underlying performance targets have been met.

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(3)	Amounts in this column represent restricted stock units awarded to our Named Executive Officers that fully vest three years from the date of grant.

(4)	Stock options awarded to our Named Executive Officers are incentive stock options to the extent allowed by regulation and the balance are treated as nonqualified stock options. Stock options granted to our Named Executive Officers vest and become exercisable in equal annual one-third installments from the date of grant. The above options expire seven years from the date of grant. In the event of a Change in Control of the Company, as defined in the 2003 Stock Plan, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, during the 60-day period following the Change in Control, any stock option (or portion thereof) granted under the 2003 Stock Plan may generally be surrendered for cancellation for a payment of the difference between the adjusted fair market value of the underlying common stock and option price as more fully described in the 2003 Stock Plan. (See the section entitled “Potential Payments Upon Termination or Change in Control of the Company” herein for further detail and for a quantification of the acceleration of stock options upon a Change in Control.) The exercise price may be paid in cash or, at the discretion of the Committee, in shares of our common stock valued at the fair market value on the date of exercise or any combination thereof. Under our incentive stock plans, the Board may not reduce the exercise price for options or stock appreciation rights by re-pricing or replacing any option award.

(5)	Options under our stock incentive plans cannot be granted at less than the Fair Market Value. The Fair Market Value, as defined in our stock incentive plans, is the average of the highest and lowest reported sales prices of our common stock in transactions reported on the composite tape by the NYSE on the grant date. Each of the 2003 Stock Plan and the 2011 Stock Plan was approved by our Board of Directors and by our stockholders.

(6)	Discloses the aggregate grant date fair value of restricted stock awards and stock option awards granted in the fiscal year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation”. Performance-based restricted stock awards are disclosed at target value, based upon the probable outcome of the performance conditions.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the stock option, restricted stock, restricted stock units and performance-based restricted stock holdings of our Named Executive Officers as of December 31, 2013.

		Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)
Bruce D. Broussard	107,534			88.6836	12/01/18	(12)
		52,003		72.8400	02/20/20	(3)
							17,161	(4)	1,771,368
							21,966	(5)	2,267,331
James H. Bloem		7,589		61.1800	02/17/18	(1)
	9,478	18,958		88.6475	02/23/19	(2)
		18,201		72.8400	02/20/20	(3)
							16,683	(6)	1,722,019
							7,688	(5)	793,555
James E. Murray		13,070		61.1800	02/17/18	(1)
	16,249	32,498		88.6475	02/23/19	(2)
		20,801		72.8400	02/20/20	(3)
							25,207	(7)	2,601,867
							8,787	(5)	906,994
Timothy S. Huval		14,041		72.8400	02/20/20	(3)
							21,709	(8)	2,240,803
							4,633	(8)	478,218
							5,931	(5)	612,198
Jody L. Bilney		14,868		76.4300	05/02/20	(13)
							4,906	(9)	506,397
							6,280	(10)	648,222

(1)	Options granted on February 17, 2011, pursuant to the Company’s 2003 Stock Incentive Plan, vesting ratably over three years, with full vesting on February 17, 2014.

(2)	Options granted on February 23, 2012, pursuant to the Company’s 2003 Stock Incentive Plan, vesting ratably over three years, with full vesting on February 23, 2015.

(3)	Options granted on February 20, 2013, pursuant to the Company’s 2003 Stock Incentive Plan, vesting ratably over three years, with full vesting on February 20, 2016.

(4)	Restricted stock units awarded to Mr. Broussard on February 20, 2013, fully vest three years from the date of grant.

(5)	Performance-based restricted stock units awarded to Messrs. Broussard, Bloem, Murray and Huval on February 20, 2013, fully vest three years from the date of grant. The number of shares reported is based upon achievement of threshold performance goals.

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(6)	Restricted stock units awarded to Mr. Bloem on each of February 17, 2011 (5,149 remain unvested), February 23, 2012 (5,528 remain unvested) and February 20, 2013 (6,006 remain unvested), fully vest three years from the date of grant.

(7)	Restricted stock units awarded to Mr. Murray on each of February 17, 2011 (8,867 remain unvested), February 23, 2012 (9,476 remain unvested) and February 20, 2013 (6,864 remain unvested), fully vest three years from the date of grant.

(8)	Restricted stock units awarded to Mr. Huval on each of January 2, 2013 (21,709 remain unvested) and February 20, 2013 (4,633 remain unvested), fully vest three years from the date of grant.

(9)	Restricted stock units awarded to Ms. Bilney on May 2, 2013, fully vest three years from the date of grant.

(10)	Performance-based restricted stock units awarded to Ms. Bilney on May 2, 2013, fully vest three years from the date of grant. The number of shares reported is based upon achievement of threshold performance goals.

(11)	Based on the closing stock price on December 31, 2013 of $103.22.

(12)	Options granted on December 1, 2011, pursuant to the Company’s 2003 Stock Incentive Plan, fully vested.

(13)	Options granted on May 2, 2013, pursuant to the Company’s 2011 Stock Incentive Plan, vesting ratably over three years, with full vesting on May 2, 2016.

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Option Exercises and Stock Vested

The following table provides information on the stock options exercised by, and shares acquired upon the vesting of restricted stock units and restricted stock held by, our Named Executive Officers in 2013. Options exercised or vested restricted stock may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply the actual receipt of monies.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Bruce D. Broussard	0	0	39,465	4,114,226
James H. Bloem	66,143	1,507,136	17,201	1,648,515
James E. Murray	70,346	1,433,114	28,668	2,747,492
Timothy S. Huval	0	0	0	0
Jody L. Bilney	0	0	0	0

(1)	The Value Realized on Exercise is based on the difference between the Fair Market Value of our common stock as reported by the New York Stock Exchange composite tape and the exercise price of the options on the date of exercise.

(2)	The Value Realized on Vesting is based on the Fair Market Value of our common stock as reported on the composite tape by the NYSE on the date of vesting, less the par value for each share vesting.

Nonqualified Deferred Compensation

The following table and narrative that follows provides information on the Humana Retirement Equalization Plan contributions and earnings for the Named Executive Officers in 2013.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Bruce D. Broussard	—	162,966	1,329	—	213,045
James H. Bloem	—	75,526	340,717	—	2,093,773
James E. Murray	—	94,457	1,081,886	—	5,218,934
Timothy S. Huval	—	18,736	0	—	18,736
Jody L. Bilney	—	7,377	0	—	7,377

(1)	The amounts listed above under Registrant Contributions in Last Fiscal Year (column c) are also included under the All Other Compensation column of the Summary Compensation Table in this proxy statement.

We have a 401(k) plan, the Humana Retirement Savings Plan, and a nonqualified, unfunded, defined contribution plan, the Humana Retirement Equalization Plan. The Internal Revenue Code imposes limitations on the contributions that may be made to a qualified plan, like our Humana Retirement Savings Plan. In 2013, once an individual is paid $255,000 in compensation, both individual and Company contributions to the Pretax

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Savings Account of the Humana Retirement Savings Plan must cease. Any Company matching contributions that would have been made to the Pretax Savings Account of the Humana Retirement Savings Plan are credited to the Pretax Savings Account of the Humana Retirement Equalization Plan.

The benefits accrued under the Humana Retirement Equalization Plan are those Company contributions that cannot be made to the qualified Humana Retirement Savings Plan because of the IRS limitations. The maximum percentage of compensation (base salary and incentive compensation) that can be contributed by a highly compensated employee to the Humana Retirement Savings Plan is 35% for 2013. The Company matches 125% of the first 6% of employee salary deferrals. Accruals under the Humana Retirement Equalization Plan, which is unfunded, are deemed to be invested in the accounts selected by the participants. The Humana Retirement Equalization Plan allows daily rebalancing of funds and allows direction of investment elections. Benefits in the Humana Retirement Equalization Plan, as directed by the participants, are distributable upon termination of employment, death, total disability, retirement or a Change in Control of the Company. Distribution of benefits may take the form of a lump sum, periodic installments not to exceed twenty (20) years, or an annuity — if the Humana Retirement Equalization Plan balance exceeds $100,000. All of the Named Executive Officers, except Mr. Broussard, eligible for a contribution under the Humana Retirement Equalization Plan in 2013 will receive a lump sum payment upon termination. Mr. Broussard has elected installments for 10 years following termination.

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Potential Payments Upon Termination or Change in Control of the Company

The Named Executive Officers would each receive certain payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a Change in Control of the Company. The table below provides dollar amounts for all potential payments that would be paid by us to each Named Executive Officer under various scenarios involving either a termination or a Change in Control. The amounts disclosed assume the Named Executive Officer’s termination under the various scenarios occurred on December 31, 2013. The payments to our Named Executive Officers are governed by the various agreements or arrangements described in the footnotes to the table (with the exception of Mr. Broussard, whose payments as of December 31, 2013 would have been governed by the 2012 Broussard Employment Agreement as described in footnote (2) below). The timing of the payments described below to the Named Executive Officers may also be subject to the provisions of Section 409A which may delay payment.

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement(6) (d)	Death or Disability(7) (e)	Change in Control(4) (f)
Bruce D. Broussard (1)
• Severance	$2,170,000	$2,170,000	$0	$0	$0	$7,052,500
• Life, Health & Other Benefits (8)	0	0	0	0	0	47,205
• Stock Options (accelerated) (3)	0	1,557,490	0	0	1,557,490	1,557,490
• Restricted Stock Units (accelerated) (3)	0	1,771,359	0	0	7,297,964	1,771,359

• Subtotal: Termination Related Payments	$2,170,000	$5,498,849	$0	$0	$8,855,454	$10,428,554

• Stock Options (vested) (3)	1,516,918	1,516,918	0	1,516,918	1,516,918	1,516,918
• Supplemental Retirement Plan (5)	213,045	213,045	213,045	213,045	213,045	213,045

Subtotal: Currently Vested Amounts	$1,729,963	$1,729,963	$213,045	$1,729,963	$1,729,963	$1,729,963

• Mr. Broussard’s Totals	$3,899,963	$7,228,812	$213,045	$1,729,963	$10,585,417	$12,158,517

James H. Bloem
• Severance (2)	$0	$956,250	$0	$0	$0	$2,390,625
• Life, Health & Other Benefits (8)	19,591	19,591	0	19,591	19,591	41,142
• Stock Options (accelerated) (3)	0	0	0	0	1,129,012	1,129,012
• Restricted Stock Units (accelerated) (3)	0	0	0	0	3,656,362	3,656,362

• Subtotal: Termination Related Payments	$19,591	$975,841	$0	$19,591	$4,804,965	$7,217,141

• Stock Options (vested) (3)	134,043	134,043	0	134,043	134,043	134,043
• Supplemental Retirement Plan (5)	2,093,773	2,093,773	2,093,773	2,093,773	2,093,773	2,093,773

Subtotal: Currently Vested Amounts	$2,227,816	$2,227,816	$2,093,773	$2,227,816	$2,227,816	$2,227,816

• Mr. Bloem’s Totals	$2,247,407	$3,203,657	$2,093,773	$2,247,407	$7,032,781	$9,444,957

James E. Murray
• Severance (2)	$0	$1,147,500	$0	$0	$0	$2,868,750
• Life, Health & Other Benefits (8)	15,709	15,709	0	15,709	15,709	32,989
• Stock Options (accelerated) (3)	0	0	0	0	1,626,436	1,626,436
• Restricted Stock Units (accelerated) (3)	0	0	0	0	4,812,529	4,812,529

• Subtotal: Termination Related Payments	$15,709	$1,163,209	$0	$15,709	$6,454,674	$9,340,704

• Stock Options (vested) (3)	229,801	229,801	0	229,801	229,801	229,801
• Supplemental Retirement Plan (5)	5,218,934	5,218,934	5,218,934	5,218,934	5,218,934	5,218,934

Subtotal: Currently Vested Amounts	$5,448,735	$5,448,735	$5,218,934	$5,448,735	$5,448,735	$5,448,735

• Mr. Murray’s Totals	$5,464,444	$6,611,944	$5,218,934	$5,464,444	$11,903,409	$14,789,439

Timothy S. Huval
• Severance (2)	$0	$656,250	$0	$0	$0	$1,968,750
• Life, Health & Other Benefits (8)	0	0	0	0	0	39,878
• Stock Options (accelerated) (3)	0	0	0	0	420,528	420,528
• Restricted Stock Units(accelerated) (3)	0	2,240,803	0	0	4,211,273	4,211,273

• Subtotal: Termination Related Payments	$0	$2,897,053	$0	$0	$4,631,801	$6,640,429

• Stock Options (vested) (3)	0	0	0	0	0	0
• Supplemental Retirement Plan (5)	18,736	18,736	18,736	18,736	18,736	18,736

Subtotal: Currently Vested Amounts	$18,736	$18,736	$18,736	$18,736	$18,736	$18,736

• Mr. Huval’s Totals	$18,736	$2,915,789	$18,736	$18,736	$4,650,537	$6,659,165

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Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement(6) (d)	Death or Disability(7) (e)	Change in Control(4) (f)
Jody L. Bilney
• Severance (2)	$0	$656,250	$0	$0	$0	$1,968,750
• Life, Health & Other Benefits (8)	0	0	0	0	0	41,386
• Stock Options (accelerated) (3)	0	0	0	0	391,920	391,920
• Restricted Stock Units (accelerated) (3)	0	506,397	0	0	2,086,489	2,086,489

• Subtotal: Termination Related Payments	$0	$1,162,647	$0	$0	$2,478,409	$4,488,545

• Stock Options (vested) (3)	0	0	0	0	0	0
• Supplemental Retirement Plan (5)	7,377	7,377	7,377	7,377	7,377	7,377

Subtotal: Currently Vested Amounts	$7,377	$7,377	$7,377	$7,377	$7,377	$7,377

• Ms. Bilney’s Totals	$7,377	$1,170,024	$7,377	$7,377	$2,485,786	$4,495,922

(1) Broussard Employment Agreements

On November 2, 2012, we entered into an amended and restated employment agreement with Mr. Broussard, which we refer to as the 2012 Broussard Employment Agreement, under which he served as our President and Chief Executive Officer for an initial three-year term that commenced on January 1, 2013 and which would have been automatically renewed for successive periods of one year unless terminated by either party upon 180 days written notice. Effective February 27, 2014, we entered into an amended and restated employment agreement with Mr. Broussard, which we refer to as the Current Broussard Agreement, the terms of which are described more fully below. The table above discloses potential payments upon termination or a change in control that would be owed to Mr. Broussard under the 2012 Broussard Employment Agreement, as it considers a termination or change in control as of December 31, 2013.

Under the 2012 Broussard Employment Agreement, if Mr. Broussard’s employment had been terminated by the Company without Cause or by Mr. Broussard for Good Reason (as such terms are defined in the Employment Agreement), in addition to accrued benefits, the Company would have paid or provided to Mr. Broussard, (i) a pro-rated portion of the annual incentive he would have earned for the entire year based on the Company’s actual performance (a “Pro-Rated Incentive Payment”), (ii) an amount equal to two times Mr. Broussard’s then-current base salary, (iii) reimbursement of a portion of the COBRA premiums for Mr. Broussard and his dependents under the Company’s medical and dental benefit plans for 18 months following termination and (iv) accelerated vesting of all equity awards (except for performance-vested equity-based awards other than stock options, in which case a pro-rated number of shares or stock units subject to the award (based on the number of days in the performance period that have elapsed through the Termination Date) would have remained outstanding until the end of the applicable performance period and the percentage of such shares or stock units that vested would have been determined based on the actual level of performance attained). Mr. Broussard would have had Good Reason to resign and trigger severance benefits upon the occurrence of one of the following: (i) a material and adverse change in duties, authorities and responsibilities, (ii) a reduction in base salary or target incentive opportunity, other than in connection with an across-the-board reduction applicable to all senior executives of the Company, (iii) following his relocation to Louisville, the relocation of his principal place of business resulting in an increase in one-way commute of more than thirty (30) miles, or (iv) the failure of the Company to continue in effect a material incentive or other compensation plan unless the Company substitutes a plan providing substantially equivalent compensation opportunities.

In the event that Mr. Broussard’s employment had been terminated by the Company without Cause or by Mr. Broussard for Good Reason within 24 months following a Change in Control (as defined in the Employment Agreement), or by the Company without Cause under certain circumstances prior to a Change in Control, in addition to the accrued benefits, the Company would have paid or provided to Mr. Broussard: (i) a Pro-Rated Incentive Payment, (ii) a lump-sum payment equal to two times the amount equal to the sum of (A) his then-current base salary plus (B) the maximum annual incentive that he could have earned for the fiscal year in which termination occurs, (iii) continuation, at the Company’s expense, of all life, medical, dental, accidental death and

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dismemberment and disability insurance for him and his dependents for 24 months following the termination date and (iv) accelerated vesting of all equity awards (except for performance-vested equity-based awards other than stock options, in which case a pro-rated number of shares or stock units subject to the award (based on the number of days in the performance period that have elapsed through the Termination Date) would have remained outstanding until the end of the applicable performance period and the percentage of such shares or stock units that vested would have been determined based on the actual level of performance attained). The pro-rated vesting of Mr. Broussard’s performance-vested equity-based awards in the event of an involuntary termination without Cause or a Change in Control are not included in the table above.

In the event that Mr. Broussard’s employment had been terminated due to his death or disability, the Company would have paid or provided (i) a Pro-Rated Incentive Payment and (ii) continuation of health and welfare benefits comparable to those described above.

If (i) Mr. Broussard had become entitled to payments that would have been “parachute payments” in connection with a change in control of the Company that would have subjected him to the excise tax under Section 4999 of the Internal Revenue Code and (ii) the aggregate amount of such payments that he would have received, after all taxes, had been less than he would have received if such payments were reduced below the threshold above which the excise tax would have applied, then (iii) such payments would have been reduced to $1.00 below such threshold so that Mr. Broussard would not have become subject to the excise tax.

On February 27, 2014, we entered into the Current Broussard Agreement, which has a fixed term ending on December 31, 2018. Pursuant to the Current Broussard Agreement, if Mr. Broussard’s employment is terminated (A) by the Company other than for Cause or Disability or (B) by Mr. Broussard for Good Reason, in addition to accrued compensation, we will pay or provide to Mr. Broussard, (i) a pro-rated portion of the annual incentive he would have earned for the entire year based on the Company’s actual performance (a “Pro-Rated Incentive Payment”), (ii) an amount equal to the sum of (x) two times Mr. Broussard’s then-current base salary plus (y) two times the Target Annual Incentive for the fiscal year in which the Termination Date occurs (or one times the Target Annual Incentive if the Termination Date occurs after December 31, 2016), and (iii) continuation of coverage for Mr. Broussard and his dependents under the Company’s medical and dental benefit plans at the same cost to Mr. Broussard as if his employment had continued, until the earliest of 24 months following termination or the effective date of Mr. Broussard’s coverage under equivalent benefits from a new employer. Mr. Broussard would have Good Reason to resign and trigger severance benefits upon the occurrence of one of the following: (i) a material and adverse change in Mr. Broussard’s duties, authorities and responsibilities, (ii) a reduction in Mr. Broussard’s base salary or target incentive opportunity, other than in connection with an across-the-board reduction applicable to all senior executives of the Company, (iii) the relocation of Mr. Broussard’s principal place of business resulting in an increase in Mr. Broussard’s one-way commute of more than 30 miles, or (iv) the failure of the Company to continue in effect a material incentive or other compensation plan unless the Company substitutes a plan providing substantially equivalent compensation opportunities.

In the event that Mr. Broussard’s employment is terminated by us without Cause or by Mr. Broussard for Good Reason within 24 months following a Change in Control (as defined in the Current Broussard Agreement), or by us without Cause under certain circumstances prior to a Change in Control, in addition to accrued compensation, we will pay or provide to Mr. Broussard: (i) a Pro-Rated Incentive Payment, (ii) an amount equal to two times the sum of (x) Mr. Broussard’s then-current base salary plus (y) the Target Annual Incentive for the fiscal year in which the Termination Date occurs, and (iii) continuation, at the Company’s expense, of all life, medical, dental, accidental death and dismemberment and disability insurance for Mr. Broussard and his dependents until the earliest of 24 months following termination or the effective date of Mr. Broussard’s coverage under equivalent benefits from a new employer.

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In addition to the above, the following shall apply to Mr. Broussard’s equity-based compensation awards, notwithstanding any contract provision in the applicable award agreement or plan under which the award is granted:

(a)	With respect to awards granted after December 31, 2013 and outstanding on the termination date, a pro-rated portion of all time-based equity awards other than stock options shall become vested and all restrictions on that portion shall lapse as of the termination date, all unvested stock options will be forfeited, all vested stock options shall remain outstanding and exercisable until the earlier of the second anniversary of the termination date and the term of the stock option, and a pro-rated portion of all performance-based equity awards other than stock options shall remain outstanding until the end of the applicable performance period and shall then vest based on the actual level of performance attained.

(b)	With respect to awards granted on or before December 31, 2013 and outstanding on the termination date, all time-based equity awards other than stock options shall become vested and all restrictions thereon shall lapse as of the termination date, all time-based stock options shall become vested and exercisable as of the termination date, all performance-based stock options shall become vested and exercisable as of the termination date as if the target performance level had been attained, all vested stock options shall remain outstanding and exercisable until the earlier of the second anniversary of the termination date and the term of the stock option, and a pro-rated portion of all performance-based equity awards other than stock options shall remain outstanding until the end of the applicable performance period and shall then vest based on the actual level of performance attained.

In the event that Mr. Broussard’s employment is terminated due to his death or Disability, we would pay or provide (i) a Pro-Rated Incentive Payment and (ii) (A) continuation of coverage for Mr. Broussard and his dependents under our medical and dental benefit plans at the same cost to Mr. Broussard or his dependents as if his employment had continued, for up to 18 months, if such termination is before a Change in Control, or (B) continuation, at our expense, of all life, medical, dental, accidental death and dismemberment and disability insurance for Mr. Broussard and his dependents for 24 months, if such termination is on or after a Change in Control.

(2) Severance Policy

Our executive officer severance policy, which we refer to as the Severance Policy, was adopted in 1999. The Severance Policy covers all of our Named Executive Officers, except for Mr. Broussard (whose payments as of December 31, 2013 would have been covered by the 2012 Broussard Employment Agreement, as described above). Under the Severance Policy, an executive officer involuntarily terminated for reasons not meeting the definition of Good Cause will receive one year’s base salary plus one additional month’s base salary for each of the first six full years of service up to a maximum of eighteen months base pay. The terminated executive officer would remain eligible to receive prorated incentive compensation to be paid at the normal time after year end, provided plan targets and other plan provisions were met. Since the calculations in the table assume a December 31, 2013 termination, incentive compensation would be paid for the full year. Under the Severance Policy, Messrs. Bloem and Murray would be entitled to one year’s base salary plus six months base salary, since each has been with the Company for more than six years, Mr. Huval would be entitled to one year’s base salary plus one month base salary, since he joined the Company effective December 31, 2012, and Ms. Bilney would be entitled to one year’s base salary, since she did not have a full year of service as of December 31, 2013. These amounts are included in the table. If the Named Executive Officers were terminated in connection with a change in control, they would be eligible to receive benefits pursuant to their respective CIC Agreements (described in further detail below) instead of pursuant to the Severance Policy.

In connection with the receipt of any severance payments described above, the Named Executive Officer would be required to enter into a written agreement that would forbid him or her from competing with us for a period of twelve months. Such an agreement would also contain other provisions intended to prohibit the Named Executive Officer from making any disparaging remarks about us, and would also have clauses regarding cooperation and specific enforcement.

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(3) Stock Option, Restricted Stock and Restricted Stock Unit Agreements

At December 31, 2013, the Named Executive Officers have stock options, restricted stock and restricted stock units (with both time-based and performance-based vesting) outstanding under our 2003 Stock Incentive Plan and our 2011 Stock Incentive Plan, which we refer to collectively as the Stock Plans. The treatment of these equity awards will vary depending upon the nature of the termination. The amounts disclosed in the table assume treatment of stock options, restricted stock and restricted stock units based on the December 31, 2013 fair market value of $102.79.

Voluntary Termination.    Under the Stock Plans, upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below, each Named Executive Officer would have 90 days to exercise any vested options, but in no event beyond the expiration date. Any unvested shares of restricted stock or restricted stock units would be forfeited upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below; provided, however, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such unvested shares of restricted stock or unvested restricted stock units shall immediately lapse upon such termination.

Involuntary Termination without Cause.    Under the Stock Plans, upon an involuntary termination by the Company for reasons other than Cause, all unvested stock options held by our Named Executive Officers would be forfeited. Any unvested shares of restricted stock or restricted stock units held by our Named Executive Officers would also be forfeited. In addition, in accordance with the terms of an initial award of restricted stock units upon commencement of each of their respective employments, if Mr. Huval’s or Ms. Bilney’s employment is terminated for any reason other than Cause or voluntary separation, such initial restricted stock unit award will immediately vest upon such termination date.

Involuntary Termination for Cause.    Under the Stock Plans, in the event of termination for Cause, all options, unvested shares of restricted stock and unvested restricted stock units are forfeited for all Named Executive Officers, regardless of whether the options are vested. Under the Stock Plans, Cause is defined as “a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.”

Retirement.    On June 25, 2009, the Committee approved certain amendments to the Company’s benefit plans, including the Stock Plans, that modify the definition of eligible retirement under each of the Stock Plans to mean a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. With respect to grants of options on or after January 1, 2010, in the event of an eligible Retirement by a Named Executive Officer, any outstanding options (x) that have vested as of the retirement date of that Named Executive Officer will be exercisable within two years of such retirement date, and (y) that have not vested as of the retirement date of that Named Executive Officer will continue to vest according to their original vesting schedule and will be exercisable within two years of the vesting date of such options. With respect to grants of restricted stock units on or after January 1, 2010, in the event of an eligible Retirement by a Named Executive Officer, any unvested restricted stock units will continue to vest according to their original vesting schedule.

As noted above, on or after February 27, 2014, the treatment of Mr. Broussard’s outstanding equity awards is governed by the Current Broussard Agreement. Mr. Huval and Ms. Bilney are not retirement eligible, therefore any stock options and unvested restricted stock units held by them would be forfeited upon Retirement. Messrs. Murray and Bloem each met the definition for eligible retirement on January 1, 2010, therefore options awarded to Messrs. Murray and Bloem after that date would in each case continue to vest according to their original vesting schedule upon retirement. For additional information on the stock options, restricted stock and restricted stock units held by each of our Named Executive Officers, please refer to the table entitled, “Outstanding Equity Awards at Fiscal Year End” in this proxy statement.

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Death or Disability.    Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, all outstanding options shall become immediately exercisable in full and the Named Executive Officer, or his estate or representative shall have two years to exercise the options regardless of the expiration date. At December 31, 2013, the Named Executive Officers had options with a spread based on the December 31, 2013 fair market value of $102.79 as set forth in the table below. Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, any unvested shares of restricted stock or restricted stock units shall immediately vest, and any unvested shares of performance-based restricted stock units will vest at the maximum level.

Change in Control.    As noted above, on or after February 27, 2014, the treatment of Mr. Broussard’s outstanding equity awards is governed by the Current Broussard Agreement. In the event of a Change in Control, all unvested shares of restricted stock and restricted stock units shall immediately vest, and all options shall become immediately exercisable in full. If a Named Executive Officer is terminated (except for Cause) within three years of the Change in Control, the Named Executive Officer shall have two years to exercise these options, but in no event beyond the expiration date. See the amounts as set forth in the table under “Change in Control.” In addition, all performance-vested equity-based awards will vest at the maximum level of achievement.

Alternatively, under the 2003 Stock Plan, a Named Executive Officer would be permitted to surrender for cancellation within 60 days after a Change in Control, any unexercised option or a portion of an unexercised option and would be entitled to receive a payment in an amount equal to the difference between the greater of the Fair Market Value on the date of surrender or the Adjusted Fair Market Value (as defined below), and the option exercise price, times the number of shares under option so surrendered. The “Adjusted Fair Market Value” means, in the event of a Change in Control, the greater of (a) the highest price per share paid to stockholders in the transaction resulting in the Change in Control, or (b) the highest Fair Market Value of a share of our common stock during the 90 day period ending on the date of a Change in Control. The Fair Market Value of a share of our common stock on December 31, 2013 was $102.79, and the highest Fair Market Value of a share of our common stock in the 90 day period preceding December 31, 2013 was $105.80. The table set forth below presents the incremental value assuming that each Named Executive Officer surrenders all outstanding options at December 31, 2013, for the Adjusted Fair Market Value (options with an exercise price greater than the Fair Market Value as of December 31, 2013, or greater than the Adjusted Fair Market Value, have been excluded from the relevant values).

Named Executive Officer	Value of all Vested Options at December 31, 2013	Value of all Unvested Options at December 31, 2013	Incremental Value due to Adjusted Fair Market Value	Total
Bruce D. Broussard	$1,516,918	$1,557,490	$480,206	$3,554,614
James H. Bloem	$134,043	$1,129,012	$163,220	$1,426,275
James E. Murray	$229,801	$1,626,436	$248,680	$2,104,917
Timothy S. Huval	$0	$420,528	$42,263	$462,791
Jody L. Bilney	$0	$391,920	$44,753	$436,673

(4) Change in Control Agreements and Benefits

We have entered into agreements with all executive officers, including the Named Executive Officers (other than Mr. Broussard, whose payments in the event of a Change in Control as of December 31, 2013 were covered by the 2012 Broussard Employment Agreement), as well as certain key management employees, which provide certain benefits in the event the executive’s employment is terminated by the Company without Cause or by the executive with Good Reason within twenty-four months following a Change in Control (as each term is defined in the CIC Agreements), or by the Company without Cause under certain circumstances prior to a

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Change in Control. Under these agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary, and the maximum target incentive compensation payable to him or her, by a specified multiple. Messrs. Bloem, Murray and Huval, and Ms. Bilney, would each receive a payment in the amount of one and one-half times the sum of his or her base salary and maximum target bonus, in the event of a Change in Control. Assuming a Change in Control had occurred at December 31, 2013, the payments set forth in the table above would have been made within ten days of the termination event (or such later date as may be required by Section 409A) by the surviving company in the Change in Control. In February 2014, we entered into amendments to the CIC Agreement between us and each Named Executive Officer that provides that the payment owed in the event of a Change in Control would be limited in all circumstances to a multiple of annual base salary and target incentive compensation. Therefore, from and after January 1, 2014, each of the Named Executive Officers (except for Mr. Broussard, whose severance in the event of a Change in Control would be governed by the Current Broussard Agreement) would receive a payment in the amount of one and one-half times the sum of his or her base salary and target incentive payment in the event of a termination of employment under the circumstances described above.

In addition, pursuant to the terms of the applicable award agreements, in the event of a Change in Control generally all outstanding stock options, restricted stock and restricted stock units would immediately vest. See the discussion herein under Note 4 — “Stock Option, Restricted Stock and Restricted Stock Unit Agreements.”

Under the Change in Control agreements, each Named Executive Officer is entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the Named Executive Officer and/or the Named Executive Officer’s dependents and beneficiaries participated immediately prior to the date of termination. These benefits shall continue until the earlier of (a) the second anniversary of the date of termination, (b) the effective date of coverage under equivalent benefits from a new employer, or (c) the death of the Named Executive Officer. These benefits are valued at the amounts listed in the table above for the two year period.

In March 2009, the Committee determined that the Company will not enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions with respect to payments contingent upon a change in control. We do not have any agreements with executive officers that include an excise tax gross-up provision with respect to payments contingent upon a change in control.

(5) Pension and Retirement Plans

In the event of termination, each Named Executive Officer would receive their account balance under the Humana Retirement Equalization Plan disclosed in the Nonqualified Deferred Compensation table together with their Humana Retirement Savings Plan benefit. The Humana Retirement Savings Plan is a qualified 401(k) plan generally available to all Humana associates. The amounts below include both the individual’s contribution and the Company’s contributions. At December 31, 2013, the account balances under the Humana Retirement Savings Plan for the Named Executive Officers are as follows (which amounts are not included in the table):

Bruce D. Broussard	$91,947
James H. Bloem	$814,475
James E. Murray	$2,623,954
Timothy S. Huval	$41,040
Jody L. Bilney	$40,462

The Humana Retirement Savings Plan amounts are payable under various forms of distribution, the specific form to be elected by the participant. The forms of distribution are a single lump sum in cash or our common stock (if invested in the Humana common stock fund); substantially equal monthly, quarterly, or annual installments for a period of 5, 10, 15 or 20 years not to exceed the life expectancy of the participant, or the joint and last survivor expectancy of the participant and a designated beneficiary.

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(6) Retirement

As noted above, on June 25, 2009, the Committee approved certain amendments to the Company’s benefit plans, including the Stock Plans, that modify the definition of retirement eligibility under each of the Stock Plans to mean a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. For additional information on the stock options, restricted stock and restricted stock units held by each of our Named Executive Officers, please refer to the table entitled, “Outstanding Equity Awards at Fiscal Year End” in this proxy statement. The table above does not include amounts that would be realized from this continued vesting of stock option, restricted stock and restricted stock unit awards.

(7) Life, Health and Other Benefits

Upon termination (other than a termination in connection with a Change in Control as described above), all officers elected by our Board of Directors, including our Named Executive Officers, are eligible for continuation of health and dental coverage pursuant to COBRA (other than Messrs. Bloem and Murray, who are grandfathered under a previously-existing benefit that provides, upon termination, health benefits for themselves and their eligible dependents until the earlier of attainment of age 65 or obtaining other coverage). Such coverage is not included in the table above (other than for Messrs. Bloem and Murray, for each of whom a one year expense for health benefits under the previously-existing benefit is assumed, except for a Change in Control where the amount covers a two year period).

In the event of death, the estate of each Named Executive Officer is entitled to receive a life insurance benefit in the amount of three times the current base salary of the officer (up to a maximum of $3 million). As of December 31, 2013, the amount payable under such death benefit, which is not included in the table above, is as follows for our Named Executive Officers:

Bruce D. Broussard	$3,000,000
James H. Bloem	$1,913,000
James E. Murray	$2,295,000
Timothy S. Huval	$1,622,000
Jody L. Bilney	$1,575,000

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CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Board of Directors has determined that there are no material transactions involving a director nominee of the Company. For a discussion of the transactions reviewed, please see the discussion under “Independent Directors” herein.

The Board of Directors has determined that there are no material transactions involving an executive officer or greater than 5% shareholder, other than as follows:

—

A brother-in-law of Mr. Murray is employed as a Director, Service Operations in the Accounts Installation Department, and received a salary and incentive of approximately $240,000 for 2013, as well as benefits consistent with those provided to other employees with equivalent qualifications and responsibilities.

—

During 2013, the Company had an agreement with BlackRock, Inc., or BlackRock, which holds greater than five percent of the Company’s outstanding stock as of December 31, 2013. Under this agreement, BlackRock provided fixed income investment management services to the Company, for which the Company paid approximately $3.9 million in fees for the year ended December 31, 2013. The fees were determined solely on the amount of assets under management, and were comparable to those of non-affiliated customers.

—

During 2013, the Company had various business relationships with JP Morgan Chase & Co., or JPMorgan, which holds greater than five percent of the Company’s outstanding stock as of December 31, 2013. Under these relationships, JPMorgan: (i) provided agent services and credit in connection with our 2013 amended and restated credit agreement; (ii) served as the issuer of our travel and entertainment corporate credit cards; (iii) provided investment custody services; (iv) paid our subsidiary, Concentra Inc., or its affiliates an immaterial amount of fees for occupational medicine, urgent care, physical therapy, and health and wellness services; and (v) provided general banking services. For all of the services provided to Humana by JPMorgan, we paid approximately $8.3 million in fees and expenses to JPMorgan for the year ended December 31, 2013, and the rates in each case were comparable to those of non-affiliated customers.

The Board of Directors has adopted a policy for review, approval and monitoring of transactions involving the Company and directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock. The policy covers any related person transaction that meets the minimum threshold for disclosure under the SEC’s regulations. The Related Party Transaction Approval Policy may be viewed on our website. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then click on the link entitled “Related Persons Transactions Policy.”

Humana Inc. – 2014 Notice of Annual Meeting of Stockholders and Proxy Statement	68

AUDIT COMMITTEE REPORT

Our Audit Committee currently is comprised of four directors. All members are independent and are financially literate as defined in the New York Stock Exchange listing standards. The Board of Directors has determined that Messrs. D’Amelio, O’Brien and Mitchell each meet the definition of “audit committee financial expert.” The Board of Directors has adopted a written charter for the Committee.

The Audit Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2013 with Humana’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC. Management is responsible for the financial statements and the reporting process, including its assessment of our internal control over financial reporting. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has discussed with PwC the auditors’ independence from Humana and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

During 2013, the Audit Committee met independently with our Chief Audit Officer, our Chief Compliance Officer, key members of management, and PwC regarding our business, current and planned audit activities, and risks that could impact the Company and management actions to mitigate those risks. The Audit Committee, in consultation with management, Internal Audit, and PwC reviewed our quarterly financial statements and earnings releases. The Audit Committee reviewed our annual financial statements. Audit Committee members individually reviewed our monthly operating and financial information as well as internal audits of controls over operations, financial processes, and compliance with laws and regulations.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the U.S. Securities and Exchange Commission and the listing standards of the New York Stock Exchange regarding audit committee procedures and responsibilities, including a review of our internal controls and procedures.

The Audit Committee reviewed and approved the services provided by PwC to us consisting of the following:

	For The Years Ended December 31
	2013	2012
Audit Fees	$5,383,700	$5,291,500
Audit Related Fees	1,081,000	940,000
Tax Fees	758,052	291,800
All Other Fees	308,103	13,800

TOTAL	$7,530,855	$6,537,100

—

Audit Fees include activities relating to the attestation of our consolidated financial statements, the audit of internal control over financial reporting, statutory and other separate company audits and related services, and consultations related to miscellaneous SEC and financial reporting matters.

Humana Inc. – 2014 Notice of Annual Meeting of Stockholders and Proxy Statement	69

—

Audit-Related Fees include activities relating to the attestation of our employee benefit plans, reports issued pursuant to Statement on Standards for Attestation Engagements No. 16, Reporting on Controls at a Service Organization, and mandated regulatory and compliance reviews. No amounts were paid for financial systems design and implementation.

—	Tax Fees include activities relating to tax compliance, consultation and support services.

—	All Other Fees include activities related to advisory services and the annual renewal of software licenses for accounting research and human resources software.

The Audit Committee discussed with our internal auditors and with PwC the overall scope and plans for their respective audits. At each meeting, the Audit Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present, and, in fact, met with the internal auditors and with PwC with and without management present in connection with each regularly scheduled Board of Directors meeting in 2013.

The Audit Committee has established policies and procedures for pre-approving all audit, review and attest services that are required under the securities laws and all other permissible tax and non-audit services necessary to assure PwC’s continued independence. The Audit Committee annually pre-approves the following permissible non-audit services:

—	related assurance and attestation services;

—	risk and control services;

—	transaction services; and

—	tax services.

The fees shown in the table above were all pre-approved in accordance with these policies and procedures. The Audit Committee separately will consider any proposed retention of the independent registered public accounting firm for permissible non-audit services other than those listed above.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2013.

All members of the Audit Committee of Humana submit the foregoing report:

AUDIT COMMITTEE

Frank A. D’Amelio, Chairman

William E. Mitchell

David B. Nash, M.D.

James J. O’Brien

Humana Inc. – 2014 Notice of Annual Meeting of Stockholders and Proxy Statement	70

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2014. In making this appointment, the Board considered the performance and independence of PwC, including whether any non-audit services performed by PwC are compatible with maintaining independence. The Audit Committee and Board of Directors believe that PwC has invaluable long-term knowledge of Humana. While preserving that knowledge, partners and employees of PwC engaged in audits of Humana are periodically changed, giving Humana access to new expertise, experience and perspectives. This year, we are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm. Although ratification is not required by our Charter, Bylaws, Delaware law or otherwise, the Board is submitting the appointment of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2015. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. We expect that representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes present and entitled to vote with respect to the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting or broker non-votes have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP, while shares voting “abstain” will be counted as “against” votes. Pursuant to NYSE regulations, brokers have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Humana Inc. – 2014 Notice of Annual Meeting of Stockholders and Proxy Statement	71

PROPOSAL THREE: NON-BINDING ADVISORY VOTE WITH RESPECT TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010 (which we refer to as the Dodd-Frank Act), required that we include in our 2011 proxy statement a non-binding advisory stockholder vote with respect to the frequency of future advisory votes regarding the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in this proxy statement (commonly referred to as “Say-on-Pay”).

At our 2011 Annual Meeting, held on April 21, 2011, our stockholders recommended an annual Say-on-Pay vote, and our Board of Directors subsequently adopted that recommendation. In 2014, we are therefore asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders of Humana Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

The compensation of our Named Executive Officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in this proxy statement. As discussed in those disclosures, our philosophy is that compensation should be market-based, competency-paced and contribution-driven. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our Company and our stockholders, with an emphasis on pay-for-performance principles to align the interests of our Named Executive Officers with those of our stockholders. Our compensation practices and policies enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Your vote on this Proposal 3 is an advisory one, and therefore is not binding on the Company, the Organization & Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. Nevertheless, our Board and our Organization & Compensation Committee value the opinions of our stockholders, and intend to consider any stockholder concerns evidenced by this vote. We will continue to evaluate and disclose whether any actions are necessary to address those concerns.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes present and entitled to vote with respect to the proposal is required for the approval of the non-binding advisory vote with respect to the compensation of the Company’s Named Executive Officers. Shares not present at the meeting and broker non-votes have no effect on the approval of this non-binding advisory vote, while abstentions will count as votes “against”. Pursuant to NYSE regulations, brokers do not have discretionary voting power over this proposal, and therefore, if you hold Shares through a bank, broker or other nominee and do not provide voting instructions to your bank, broker or other nominee, your Shares may not be voted with respect to this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT.

Humana Inc. – 2014 Notice of Annual Meeting of Stockholders and Proxy Statement	72

PROPOSAL FOUR: DISCLOSURE OF POLITICAL CONTRIBUTIONS AND EXPENDITURES

Background

We have been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Humana Inc., Attention: Joan O. Lenahan, Corporate Secretary, 500 West Main Street, Louisville, Kentucky 40202.

Proposal

Resolved, that the shareholders of Humana Inc. (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and

b. The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Humana, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Humana contributed at least $3,646,499 in corporate funds since the 2003 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed

Humana Inc. – 2014 Notice of Annual Meeting of Stockholders and Proxy Statement	73

and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes present and entitled to vote with respect to the proposal is required to adopt the resolution. Shares not present at the meeting or broker non-votes have no effect on the approval of this non-binding advisory vote, while abstentions will count as votes “against”. Pursuant to NYSE regulations, brokers do not have discretionary voting power over this proposal, and therefore, if you hold Shares through a bank, broker or other nominee and do not provide voting instructions to your bank, broker or other nominee, your Shares may not be voted with respect to this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted AGAINST this proposal.

THE BOARD OF DIRECTORS WILL OPPOSE THIS PROPOSAL IF IT IS INTRODUCED AT THE 2014 ANNUAL MEETING AND RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

Humana is an active participant in the political process at all levels of government and seeks to promote political interests that are aligned with the business interests of the Company, its shareholders and its members. We agree that transparency and accountability with respect to political expenditures are important. That is why we publish semi-annually our Political Contributions and Related Activity Report, including, among other disclosures, that portion of dues we pay to state and federal trade associations and other tax exempt organizations whose total dues exceed $50,000, that in each case, were allocated to non-deductible lobbying activity under the Internal Revenue Code, as well as the total amount of membership dues we pay to those entities which report nondeductible lobbying activities. The report also affirmatively states our current, ongoing policy that we do not make disbursements for the purpose of funding public communications expressly advocating for or against clearly identified candidate(s), make express advocacy communications to the public directly, or give money to other groups in furtherance of such communications. Each such report is available on our website at www.humana.com/resources/about/public_policy/get_involved/humana_pac.aspx.

The Company complies fully with all state and federal laws concerning the disclosure of its political and lobbying activity. With respect to oversight, our Board of Directors reviews the Political Contributions and Related Activity Report prior to publication. In addition, management regularly discusses public policy issues and political activities with our full Board. Given the importance of public policy to the health care industry and our business, our Board will continue to exercise oversight with respect to public policy and political matters.

We believe that the information currently available to shareholders is easily accessible and understandable and, coupled with the oversight of the Company’s political activities by the Board, is in the best interest of the Company. As a result, we do not believe additional disclosure is warranted at this time.

For these reasons, the Board believes that this proposal is not in the best interests of Humana or our stockholders.

Humana Inc. – 2014 Notice of Annual Meeting of Stockholders and Proxy Statement	74

INCORPORATION BY REFERENCE

The Organization & Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this proxy statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Humana under the Securities Act, except to the extent that we specifically incorporate such information by reference into any of these future filings.

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for the year ended December 31, 2013, excluding certain of its exhibits, is included with the transmittal of this proxy statement. We will provide a copy without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202. Our Annual Report on Form 10-K and all other filings with the SEC may also be accessed via the Investor Relations page on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” and then click on the report you wish to review under the “SEC Filings & Financial Reports” subcategory.

By Order of the Board of Directors,

Joan O. Lenahan Vice President and Corporate Secretary

Humana Inc. – 2014 Notice of Annual Meeting of Stockholders and Proxy Statement	75

HUMANA INC. 500 WEST MAIN STREET 21st FLOOR LOUISVILLE, KY 40202 ATTN: JOAN O. LENAHAN

YOUR VOTE IS IMPORTANT

VOTE BY TELEPHONE OR INTERNET OR MAIL

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Humana Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE DO NOT MAIL BACK YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M54102-P33258	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMANA INC.
The Board of Directors recommends you vote FOR proposals 1, 2, and 3:

Vote on Directors

1.	Election of Directors.

	Nominees:	For	Against	Abstain		For	Against	Abstain

1a)   Kurt J. Hilzinger

1b)   Bruce D. Broussard

1c)   Frank A. D’Amelio

1d)   W. Roy Dunbar

1e)   David A. Jones, Jr.

 1f)   William J. McDonald

1g)   William E. Mitchell

1h)   David B. Nash, M.D.

 1i)   James J. O’Brien

 1j)   Marissa T. Peterson

		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
					3. The approval of the compensation of the named executive officers as disclosed in the 2014 proxy statement.	☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 4
					4. Stockholder Proposal on political contributions	☐	☐	☐

At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M54103-P33258

HUMANA INC.

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 29, 2014

9:30 AM, Eastern Time

GRAND HYATT TAMPA BAY

2900 BAYPORT DRIVE

TAMPA, FLORIDA 33607

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Kurt J. Hilzinger and Bruce D. Broussard, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida on Tuesday, the 29th day of April, 2014 at 9:30 a.m., Eastern Time, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP, FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT, AND AGAINST THE STOCKHOLDER PROPOSAL AS SET FORTH IN THE PROXY STATEMENT, IF PRESENTED. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(SEE REVERSE SIDE TO VOTE)

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